MINERAL ASSETS OPTION AGREEMENT

Between:

MERCER GOLD CORP.

And:

URANIUM INTERNATIONAL CORP.

Uranium International Corp.
10475 Park Meadows Drive, Suite 600, Lone Tree, Colorado, U.S.A., 80124

MINERAL ASSETS OPTION AGREEMENT

THIS MINERAL ASSETS OPTION AGREEMENT is made and dated for reference effective as of the 13th day of April, 2010 (the "**Effective Date**"), as fully executed on this 13th day of April, 2010.

BETWEEN:

MERCER GOLD CORP., a company incorporated under the laws of the Province of British Columbia, Canada, and having an address for notice and delivery located at 1750 – 1185 West Georgia Street, Vancouver, British Columbia, Canada, V6# 4M7

(the "**Optionor**");

OF THE FIRST PART

AND:

URANIUM INTERNATIONAL CORP., a company incorporated under the laws of the State of Nevada, U.S.A, and having an address for notice and delivery located at 10475 Park Meadows Drive, Suite 600, Lone Tree, Colorado, U.S.A., 80124

(the "**Optionee**");

OF THE SECOND PART

(the Optionor and the Optionee being hereinafter singularly also referred to as a "**Party**" and collectively referred to as the "**Parties**" as the context so requires).

WHEREAS:

A. The Optionor is a non-reporting company incorporated under the laws of the Province of British Columbia, Canada, and is in the business of seeking and developing mineral resource property interests of merit;

B. The Optionor is a party to a certain "Option Agreement", dated for reference March 4, 2010 (the "**Underlying Option Agreement**"), as entered into between the Optionor (as the Optionee thereunder) and Comunidad Minera Guayables (the "**Underlying Property Owner**"; as the Optionor thereunder); a copy of which Underlying Option Agreement being attached hereto as Schedule "B" and forming a material part hereof; pursuant to which the Optionor thereby acquired from the Underlying Property Owner an exclusive option (the "**Underlying Option**") to acquire a 100% legal, beneficial and registerable interest, free and clear of all liens, charges, encumbrances, claims, rights or interests of others, in and to certain mineral property concession interests which are held by way of license and which are located in the Municipality of Marmato, Colombia, and which are better known and described as the "Guayabales" property and which are detailed in Schedule A to the Underlying Option Agreement which is attached hereto (collectively, the "**Property**");

C. The Optionee is a reporting company incorporated under the laws of Nevada, U.S.A., has its common shares listed for trading on the FINRA over-the-counter bulletin board market, is subject to the regulatory jurisdiction of FINRA, the United States Securities and Exchange Commission and the British Columbia Securities Commission and is also in the business of seeking and developing mineral resource property interests of merit;

D. In accordance with the terms and conditions of a certain underlying "Letter of Intent", dated for reference April 3, 2010 (the "**Letter of Intent**"), as entered into between the Parties hereto, the Parties therein to agreed to use their best efforts to initiate, complete and enter into a definitive agreement whereby the Optionor would grant an exclusive option to the Optionee (the "**Option**") to acquire all the Optionor's current Underlying Option interests under the Underlying Option Agreement and, consequent thereon, not less than an undivided 100% legal, beneficial and registerable interest in and to the Property in accordance with the terms of the Underlying Option Agreement (collectively, the "**Assets**" herein); a copy of which Letter of Intent being attached hereto as Schedule "A" and which forms a material part hereof, and the terms and conditions of the Letter of Intent setting forth the Parties general intentions herein; and

E. The Parties hereto have agreed to enter into this "Mineral Assets Option Agreement (the "**Agreement**") which formalizes and replaces, in its entirety, the Letter of Intent, as contemplated and required by the terms of the Letter of Intent, and which clarifies their respective duties and obligations in connection with the within granting by the Optionor to the Optionee to acquire an undivided 100% legal, beneficial and registerable interest in and to the mineral property interests comprising the Assets as a consequence thereof;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and provisos herein contained, **THE PARTIES HERETO AGREE AS FOLLOWS**:

Article 1
DEFINITIONS, SCHEDULES AND INTERPRETATION

1.1 **Definitions**. For the purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the following words and phrases shall have the following meanings:

(a) "**Agreement**" means this Mineral Assets Option Agreement as entered into between the Parties hereto, together with any amendments thereto and any Schedules as attached thereto;

(b) "**Arbitration Act**" means the *Commercial Arbitration Act* of the Province of British Columbia, R.S.B.C. 1996, as amended from time to time, as set forth in Article "16" hereinbelow;

(c) "**Assets**" has the meaning ascribed to it in recital "D." hereinabove; and which mineral property interests comprising the Assets are particularly described in the Underlying Option Agreement which is attached hereto as Schedule "B" together with any other claim or interests of the Parties hereto or the Underlying Property Owner which are incorporated into the Assets by the terms of this Agreement;

(d) "**Assets Documentation**" means any and all technical records and other factual engineering data and information relating to the mineral property interests comprising the Assets and including, without limitation, all plans, maps,

agreements and records which are in the possession or control of any Party hereto or the Underlying Property Owner;

(e) "**Assets Rights**" means all mineral licenses and all prioritized and protocoled applications for exploration licenses, permits, easements, rights-of-way, certificates, exclusive prospecting orders and other approvals obtained by either of the Parties hereto or the Underlying Property Owner either before or after the Effective Date of this Agreement and necessary for the exploration and development of any of the mineral property interests comprising the Assets;

(f) "**Closing**" has the meaning ascribed to it in section "6.1" hereinbelow and includes, without limitation, the closing of each of the transactions contemplated hereby which shall occur after the conditions precedent set out in Article "5" hereinbelow have been satisfied in their entirety;

(g) "**Closing Date**" has the meaning ascribed to it in section "6.1" hereinbelow;

(h) "**Confidential Information**" has the meaning ascribed to it in section "14.1" hereinbelow;

(i) "**Defaulting Party**" and "**Non-Defaulting Party**" have the meanings ascribed to them in section "17.1" hereinbelow;

(j) "**Effective Date**" has the meaning ascribed to in on the front page of this Agreement;

(k) "**Escrow Agent**" means Lang Michener LLP, Lawyers – Patent & Trade Mark Agents, or such other mutually agreeable escrow agent as may be selected by the Parties hereto either prior to or after the Effective Date and who agrees to be bound by the terms and conditions of this Agreement;

(l) "**Expenditures**" means all costs, expenses, charges, obligations and liabilities of whatever kind or nature expended, funded or incurred directly or indirectly by the Operator and the Optionee including, without limiting the generality of the foregoing, by any joint venture partner of the Optionee, on or in respect of the Property and in connection with the exploration and development of the Property during the term of the Option and including, again without limiting the generality of the foregoing, all monies expended in maintaining the Property in good standing by the doing and filing of assessment work and by the making the tenure payments, within the time periods in which such tenure payments are required to be made, and by expending, funding or incurring all on-site Property costs and including, again without limiting the generality of the foregoing, the costs of prospecting, claim staking, Property payments (other than the Underlying Option Agreement Payments as defined in Section "2.2(d)"), taxes, mapping, surveying, permitting, geophysical, geochemical and geological surveys, sampling, assaying, trenching, drilling, geochemical analyses, road building, drill site preparation, drafting, report writing, consultants, metallurgical testing, mining, metallurgical and economic studies, feasibility studies and including, again without limitation, any feasibility study, reclamation and all other project expenditures, together with the supervision and management of all work done for the benefit of the Property; provided, however, that the Operator's administrative expenses shall not exceed 10% of the Exploration and Development expenses incurred directly or indirectly on the Property;

(m) **"Exploration and Development"** means, *inter alia*, all direct and indirect preparation, analysis (and activities incident thereto), administration and filing work and Expenditures conducted and incurred by the Operator and the Optionee on the Property, at their instruction, or on their behalf, or by assignment to another party, for the purpose of determining the existence of a deposit in respect of the Property;

(n) **"Indemnified Parties"**, **"Indemnified Party"** and **"Indemnitor"** have the meanings ascribed to them in section "18.1" hereinbelow;

(o) **"Letter of Intent"** has the meaning ascribed to it in recital "D." hereinabove; and a copy of which Letter of Intent is attached hereto as Schedule "A" and forms a material part hereof;

(p) **"Management Committee"** means a committee formed pursuant to Article "9" hereinbelow;

(q) **"Minimum Expenditure Period"** has the meaning ascribed to it in section "2.2" hereinbelow;

(r) **"mortgage"** has the meaning ascribed to it in section "10.1" hereinbelow;

(s) **"NI 43-101"** means the National Instrument 43-101 – *Standards of Disclosure for Mineral Projects*, as promulgated by the Canadian Securities Administrators;

(t) **"Option"** has the meaning ascribed to it in section "2.1" hereinbelow as effected in the manner as set forth in Article "2" hereinbelow;

(u) **"Option Non-Refundable Cash Payment"** has the meaning ascribed to it in section "2.2" hereinbelow;

(v) **"Option Period"** has the meaning ascribed to it in section "2.1" hereinbelow;

(w) **"Option Share"** has the meaning ascribed to it in section "2.2" hereinbelow;

(x) **"Option Share Issuance"** has the meaning ascribed to it in section "2.2" hereinbelow;

(y) **"Option Underlying Option Agreement Payment"** has the meaning ascribed to it in section "2.2" hereinbelow;

(z) **"Operator"** means, initially, the Optionee, together with that person, company or companies acting as such pursuant to this Agreement, and otherwise shall be such party or parties as is determined by the Management Committee;

(aa) **"Optionee"** means Uranium International Corp., a company incorporated pursuant to the laws of the State of Nevada, U.S.A.,, or any successor company, however formed, whether as a result of merger, amalgamation or other action;

(ab) **"Optionor"** means Mercer Gold Corp., a company incorporated pursuant to the laws of the Province of British Columbia, Canada, or any successor company, however formed, whether as a result of merger, amalgamation or other action;

(ac) **"Party"** or **"Parties"** means the Optionor and/or the Optionee hereto, together with their respective successors and permitted assigns as the context so requires;

(ad) **"person"** or **"persons"** means an individual, corporation, partnership, party, trust, fund, association and any other organized group of persons and the personal or other legal representative of a person to whom the context can apply according to law;

(ae) **"Programs"** means plans, including budgets, for every kind of work done or in respect of the Assets by or under the direction of or on behalf of or for the benefit of a Party, and, without limiting the generality of the foregoing, includes exploration and development work, assessment work, geophysical, geochemical and geological surveying, studies and mapping, investigating, drilling, designing, examining, equipping, improving, surveying, shaft sinking, raising, cross-cutting and drifting, searching for, digging, trucking, sampling, working and procuring product, surveying and bringing any mineral property interests comprising the Assets to lease or patent, reporting, and all other work usually considered to be prospecting, exploration, development and mining work;

(af) **"Property"** has the meaning ascribed to it in recital "B." hereinabove; and which mineral Property interests comprising the Assets are particularly described in the Underlying Option Agreement which is attached hereto as Schedule "B" together with any other claim or interests of the Parties hereto or the Underlying Property Owner which are incorporated into the Assets by the terms of this Agreement;

(ag) **"Regulatory Approval"** means the acceptance for filing of the transactions contemplated by this Agreement by the Regulatory Authorities;

(ah) **"Regulatory Authorities"** means such regulatory bodies and agencies who have jurisdiction over the affairs of any of the Parties hereto and including, without limitation, all Regulatory Authorities from whom any such authorization, approval or other action is required to be obtained or to be made in connection with the transactions contemplated by this Agreement;

(ai) **"Securities Act"** means the United States *Securities Act of 1933*, as amended, together with any Rules and Regulations promulgated thereunder;

(aj) **"Subject Removal Date"** has the meaning ascribed to it in section "5.1" hereinbelow;

(ak) **"subsidiary"** means any company or companies of which more than 50% of the outstanding shares carrying votes at all times (provided that the ownership of such shares confers the right at all times to elect at least a majority of the board of directors of such company or companies) are for the time being owned by or held for a company and/or any other company in like relation to the company, and includes any company in like relation to the subsidiary;

(al) **"Transfer Documents"** has the meaning as set forth in section "7.2" hereinbelow.

(am) **"Underlying Option"** has the meaning ascribed to it in recital "A." hereinabove;

(an) **"Underlying Option Agreement"** has the meaning ascribed to it in recital "A." hereinabove; and a copy of which Underlying Option Agreement is attached hereto as Schedule "B" and forms a material part hereof; and

(ao) "**Underlying Property Owner**" has the meaning ascribed to it in recital "A." hereinabove.

1.2 **Schedules**. For the purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the following shall represent the Schedules which are attached to this Agreement and which form a material part hereof:

Schedule	Description
Schedule "A":	Letter of Intent; and
Schedule "B":	Underlying Option Agreement.

1.3 **Interpretation**. For the purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a) the words "**herein**", "**hereof**" and "**hereunder**" and other words of similar import refer to this Agreement as a whole and not to any particular Article, section or other subdivision of this Agreement;

(b) the headings are for convenience only and do not form a part of this Agreement nor are they intended to interpret, define or limit the scope or extent of this or any provision of this Agreement;

(c) any reference to an entity shall include and shall be deemed to be a reference to any entity that is a permitted successor to such entity; and

(d) words in the singular include the plural and words in the masculine gender include the feminine and neuter genders, and *vice versa*.

Article 2
GRANT, MAINTENANCE, EXERCISE AND TERMINATION OF THE OPTION

2.1 **Grant of the Option**. Subject to the terms and conditions hereof and based upon the representations, warranties and covenants contained in Articles "3" and "4" hereinbelow and the prior satisfaction of the conditions precedent which are set forth in Article "5" hereinbelow, the Optionor hereby agrees to give and grant to the Optionee the sole and exclusive right and option to acquire all the Optionor's current Underlying Option interests under the Underlying Option Agreement and, consequent thereon, not less than an undivided 100% legal, beneficial and registerable interest in and to the Property in accordance with the terms of the Underlying Option Agreement (again, the "**Option**") and, in order to maintain the Option in good standing and in full force and effect, the Optionee hereby agrees to exercise the Option on or before the Closing Date (as hereinafter defined) (and which period in time from the Effective Date herein to the Closing Date is referred to as the "**Option Period**") for each of the following Option Non-Refundable Cash Payment (as hereinafter defined), the following restricted common stock Option Share Issuances (as hereinafter defined), the following minimum cumulative Expenditures (as hereinafter defined) commitments and the following Option Underlying Option Agreement Payments (as hereinafter defined) and maintenance payments to be paid and incurred in accordance with section "2.2" hereinbelow.

2.2 **Consideration for and maintenance of the Option**. In order to keep the right and Option granted to the Optionee in respect of the Assets in good standing and in force and effect during the Option Period the Optionee shall be obligated to pay, issue and provide for each

of the following Option Non-Refundable Cash Payment (as hereinafter defined), the following restricted common stock Option Share Issuances (as hereinafter defined), the following minimum cumulative Expenditures (as hereinafter defined) commitments and the following Option Underlying Option Agreement Payments (as hereinafter defined) and maintenance payments to and for the order of the Optionor and the mineral Property interests comprising the Assets in the following manner:

(a) Option Non-Refundable Cash Payment: pay to the order and direction of the Optionor a non-refundable cash payment (the **"Option Non-Refundable Cash Payment"**) of U.S. \$200,000.00 immediately upon the Effective Date of this Agreement;

(b) Option Share Issuances: issue to the order and direction of the Optionor, both prior to and after the due and complete exercise of the Option during the Option Period as indicated hereinbelow, an aggregate of up to 20,000,000 restricted common shares in the share capital of the Optionee (each an **"Option Share"**), at a deemed issuance price of U.S. \$0.50 per Option Share, in the following denominations and in the manner in each instance:

(i) an initial Share Issuance of 10,000,000 of the Shares within two business days of the Effective Date, to be issued to such persons as the Optionor may direct; and

(ii) a final Share Issuance of 10,000,000 of the Shares to be issued to such persons as the Optionor may direct, within five business days of the Optionee's prior receipt of a "technical report" (as that term is defined in section 1.1 of NI 43-101) confirming that any of the Property interests underlying the Underlying Option Agreement and the within Option have not less than 2,000,000 troy ounces of gold "mineral resources" in the categories of "measured", "indicated" and "inferred" (as such terms are defined in section 1.2 of NI 43-101).

(c) Expenditure commitments: provide funding for or expend, in accordance with the terms and conditions of this Agreement, minimum cumulative Expenditures for Exploration and Development work on any of the mineral Property interests comprising the Assets of an aggregate of at least U.S. \$11,500,000 commencing on the Effective Date hereof and ending no later than December 31, 2012 (which period in time from the Effective Date to the end of December 31, 2012 being hereinafter referred to as the **"Minimum Expenditure Period"**) in the following manner:

(i) no less than an initial U.S. \$1,500,000 of the Expenditures for Exploration and Development work shall be expended, or cause to be expended, by the Optionee on any of the mineral Property interests comprising the Assets by December 31, 2010;

(ii) no less than an additional U.S. \$5,000,000 of the Expenditures for Exploration and Development work shall be expended, or cause to be expended, by the Optionee on any of the mineral Property interests comprising the Assets by December 31, 2011; and

(iii) no less than a final U.S. \$5,000,000 of the Expenditures for Exploration and Development work shall be expended, or cause to be expended, by the

Optionee on any of the mineral Property interests comprising the Assets by December 31, 2012;

provided, however, that: (A) any Expenditures for Exploration and Development work expended in any year in excess of the minimum Expenditures required under this paragraph "2.2(c)" shall be fully credited against the Expenditures for Exploration and Development work the Optionor is required to expend in a subsequent year herein such that total minimum cumulative Expenditures for Exploration and Development work of at least U.S. $11,500,000 must be expended, or cause to be expended, by the Optionee on any of the mineral property concession interests comprising the Property prior to the termination of the Minimum Expenditure Period; and

(d) Option Underlying Option Agreement Payments and maintenance payments: pay, or cause to be paid, to or on the Optionor's behalf all underlying option, regulatory and governmental payments and assessment work required to keep the mineral Property interests comprising the Assets and any underlying option agreements respecting any of the mineral Property interests comprising the Assets in good standing during the Option Period of this Agreement and including, without limitation, all remaining cash payments required to be made to the Underlying Property Owner under the Underlying Option Agreement (collectively, the "**Underlying Option Agreement Payments**").

2.3 **Resale restrictions and legending of Option Share certificates**. The Optionor hereby acknowledges and agrees that the Optionee makes no representations as to any resale or other restrictions affecting the Option Shares and that it is presently contemplated that the Option Shares will be issued by the Optionee to the Optionor in reliance upon the registration and prospectus exemptions contained in certain sections of the United States *Securities Act* of 1933 (the "**Securities Act**") which will impose a trading restriction in the United States on the Shares for a period of at least six months from the Closing Date (as hereinafter determined). In addition, the Optionor hereby also acknowledges and agrees that the within obligation of the Optionee to issue the Option Shares pursuant to section "2.2" hereinabove will be subject to the Optionee being satisfied that an exemption from applicable registration and prospectus requirements is available under the Securities Act and all applicable securities laws, in respect of each of the Optionor and the Option Shares.

The Optionor hereby also acknowledges and understands that neither the sale of the Option Shares which the Optionor is acquiring nor any of the Option Shares themselves have been registered under the Securities Act or any state securities laws, and, furthermore, that the Option Shares must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available. The Optionor also acknowledges and understands that the certificates representing the Option Shares will be stamped with the following legend(s) (or substantially equivalent language) restricting transfer in the following manner if such restriction is required by the Regulatory Authorities:

"These securities have not been registered under the United States Securities Act of 1933, as amended, or the laws of any state, and are being issued pursuant to an exemption from registration pertaining to such securities and pursuant to a representation by the security holder named hereon that said securities have been acquired for purposes of investment and not for purposes of distribution. These securities may not be offered, sold, transferred, pledged or hypothecated in the absence of registration, or the availability of an exemption from such registration. The stock transfer agent has been ordered to effectuate transfers only in accordance with the above instructions."

(or)

"These securities have not been registered under the United States *Securities Act of 1933*, as amended (the "Act"), or the laws of any state, and are being issued in reliance upon Regulation S promulgated under the Act. These securities may not be offered, sold, transferred, pledged or hypothecated in the absence of registration, the availability of an exemption from such registration or compliance with Regulation S. The stock transfer agent has been ordered to effectuate transfers only in accordance with the above instructions.

(and, if applicable)

"Unless permitted under applicable securities legislation, the holder of the securities represented hereby shall not trade the securities in Canada before the earlier of (i) the date that is four months and a day after the date the company first became a reporting issuer in any of Alberta, British Columbia, Manitoba, Nova Scotia, Ontario, Quebec and Saskatchewan, if the company is a SEDAR filer, and (ii) the date that is four months and a day after the later of (a) the distribution date, and (b) the date the company became a reporting issuer in the local jurisdiction of the subscriber of the securities that are the subject of the trade.

and the Optionor hereby consents to the Optionee making a notation on its records or giving instructions to any transfer agent of the Optionee in order to implement the restrictions on transfer set forth and described hereinabove.

The Optionor also acknowledges and understands that:

(a) the Option Shares are restricted securities within the meaning of **"Rule 144"** promulgated under the Securities Act;

(b) the exemption from registration under Rule 144 will not be available in any event for at least six months from the date of issuance of the Option Shares to the Optionor, and even then will not be available unless (i) a public trading market then exists for the common stock of the Optionee, (ii) adequate information concerning the Optionee is then available to the public and (iii) other terms and conditions of Rule 144 are complied with; and

(c) any sale of the Option Shares may be made by the Optionor only in limited amounts in accordance with such terms and conditions.

2.4 **Standstill provisions**. In consideration of the Optionee's within agreement to purchase the Assets and to enter into the terms and conditions of this Agreement, the Optionor hereby undertakes for itself, and for each of the Optionor's respective agents and advisors, that they will not until the earlier of the Closing Date (as hereinafter defined) or the termination of this Agreement approach or consider any other potential purchasers, or make, invite, entertain or accept any offer or proposal for the proposed sale of any mineral property interests comprising the Assets or, for that matter, disclose any of the terms of this Agreement, without the Optionee's prior written consent. In this regard the Optionor hereby acknowledges that the foregoing restrictions are important to the business of the Optionee and that a breach by the Optionor of any of the covenants herein contained would result in irreparable harm and significant damage to the Optionee that would not be adequately compensated for by monetary award. Accordingly, the Optionor hereby agrees that, in the event of any such breach, in addition to being entitled as a matter of right to apply to a Court of competent equitable jurisdiction for relief by way of restraining order, injunction, decree or otherwise as may be appropriate to ensure compliance with the provisions hereof, the Optionor will also be liable to the Optionee, as liquidated damages, for an amount equal to the amount received and earned by any such Party as a result of and with respect to any such breach. The Optionor also acknowledges and agrees that if any of the aforesaid restrictions, activities, obligations or periods are considered by a Court of

competent jurisdiction as being unreasonable, they agree that said Court shall have authority to limit such restrictions, activities or periods as the Court deems proper in the circumstances.

2.5 **Termination of the Option.** In the event that either:

(a) the Optionee fails to make the required Option Non-Refundable Cash Payment to the Optionor in accordance with paragraph "2.2(a)" hereinabove; or

(b) the Optionee fails to make the required and initial Share Issuance to the Optionor in accordance with paragraph "2.2(b)" hereinabove during the Option Period and prior to the time period and the Closing Date as specified in paragraph "2.2(b)" hereinabove; or

(c) the Optionee fails to make, or cause to be made, any of the required minimum cumulative Expenditures for Exploration and Development work in connection with any of the mineral Property interests comprising the Assets in accordance with paragraph 2.2(c) hereinabove within the time periods specified in paragraph 2.2(c); or

(d) the Optionee fails to pay, or cause to be paid, to or on the Optionor's behalf, any of the required Option Underlying Option Agreement Payments and all underlying option, regulatory and governmental payments and assessment work required to keep the mineral Property interests comprising the Assets and any Underlying Option Agreement respecting any of the mineral Property interests comprising the Assets in goodstanding in accordance with paragraph "2.2(d)" hereinabove;

then, and only upon the Optionee first providing the Optionor with at least 30-calendar days' prior written notice of its determination of the occurrence of any such event and the Optionee, thereupon, either failing to cure or choosing not to cure any such event, the Option will then terminate at the end of such 30-calendar day period.

In this regard the Optionee acknowledges and agrees that, should the Optionee having any indication that it may not be in a position to make any required Option Underlying Option Agreement Payment in accordance with paragraph "2.2(d)" hereinabove within the time periods as specified under the Underlying Option Agreement, the Optionee will use its commercial reasonable efforts to provide the Optionor with reasonable and prompt written notice thereof in order that the Optionor make bring the Option Underlying Option Agreement Payments and the Underlying Option into good standing notwithstanding the termination of the Option pursuant to paragraph "2.2(d)".

2.6 **Termination by the Optionee of the Option.** Prior to the exercise of the Option the Optionee may terminate the Option by providing a notice of termination to the Optionor in writing of its desire to do so at least 30 calendar days prior to its decision to do so. After such 30-calendar days' period the Optionee shall have no further obligations, financial or otherwise, under this Agreement, except that the provisions of section "2.8" hereinbelow shall become immediately applicable to the Optionee upon providing the said notice of termination to the Optionor.

2.7 **No interest in the Assets upon termination of the Option.** If the Option is so terminated in accordance with either of sections "2.5" or "2.6" hereinabove the Optionee shall have no interest in and to any of the mineral Property interests comprising the Assets, and each of the Option Non-Refundable Cash Payment and any Share Issuances, Expenditures, Option Underlying Option Agreement Payments and maintenance payments made, or caused to be made, or incurred by the Optionee to or on behalf of the Optionor or any of the mineral property

interests comprising the Assets under this Agreement, shall then be non-refundable by the Optionor to the Optionee for which the Optionee shall have no recourse, and the provisions of section "2.8" hereinbelow shall become immediately applicable to the Optionee.

2.8 **Obligations on termination of the Option**. If the Option is terminated otherwise than upon the exercise thereof pursuant to this Article, then the Optionee shall:

(a) leave in good standing for a period of at least 180 calendar days from the termination of the Option those mineral Property interests comprising the Assets that are in good standing on the date thereof;

(b) cause to be delivered to the Optionor the Transfer Documents (as hereinafter defined) and a bill of sale in recordable form whereby the Optionee's entire right, title and interest in and to the mineral property interests comprising the Assets has been transferred to the Optionor free and clear of all liens or charges arising from the Optionee's activities on the mineral Property interests comprising the Assets to the date thereof; and

(c) deliver at no cost to the Optionor within 60 calendar days of such termination copies of all reports, maps, assay results and other relevant technical data compiled by or in the possession of the Optionee with respect to the mineral Property interests comprising the Assets and not theretofore already furnished to the Optionor.

2.9 **Deemed exercise of the Option**. At such time as the Optionee has made each of the Option Non-Refundable Cash Payment, the initial Share Issuance under paragraph "2.2(b)(i)", all Expenditures and all Option Underlying Option Agreement Payments and maintenance payments in accordance with section "2.2" hereinabove, within the Option Period and the time periods as specified in section "2.2", then the Option shall be deemed to have been exercised by the Optionee, and the Optionee shall have thereby, in accordance with the terms and conditions of this Agreement and without any further act required on its behalf, acquired an undivided 100% legal, beneficial and registerable interest in and to the Assets.

Article 3
REPRESENTATIONS, WARRANTIES AND COVENANTS BY THE OPTIONOR

3.1 **General representations, warranties and covenants by the Optionor**. In order to induce the Optionee to enter into and consummate this Agreement, the Optionor hereby represents to, warrants to and covenants with the Optionee, with the intent that the Optionee will rely thereon in entering into this Agreement and in concluding the transactions contemplated herein, that, to the best of the knowledge, information and belief of the Optionor, after having made due inquiry:

(a) the Optionor is a corporation duly incorporated under the laws of the Province of British Columbia, Canada, is validly existing and is in good standing with respect to the all statutory filings required by the Registrar of Companies for the Province of British Columbia;

(b) the Optionor is qualified to do business in those jurisdictions where it is necessary to fulfill the Optionor's obligations under this Agreement and the Underlying Option Agreement, and the Optionor has the full power and authority to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement;

(c) the Optionor has the requisite power, authority and capacity to fulfill the Optionor's obligations under this Agreement;

(d) the execution and delivery of this Agreement and the agreements contemplated hereby have been duly authorized by all necessary action on the Optionor's part;

(e) this Agreement constitutes a legal, valid and binding obligation of the Optionor enforceable against the Optionor in accordance with its terms, except as enforcement may be limited by laws of general application affecting the rights of creditors;

(f) prior to the Subject Removal Date (as hereinafter defined) the Optionor will have obtained all authorizations, approvals and including, without limitation, Regulatory Approval and the approval of the Underlying Property Owner to the within Option and this Agreement, or waivers that may be necessary or desirable in connection with the transactions contemplated in this Agreement, and other actions by, and have made all filings with, any and all Regulatory Authorities from whom any such authorization, approval or other action is required to be obtained or to be made in connection with the transactions contemplated herein, and all such authorizations, approvals and other actions will be in full force and effect, and all such filings will have been accepted by the Optionor who will be in compliance with, and have not committed any breach of, any securities laws, regulations or policies of any Regulatory Authority to which either the Optionor or any of the mineral Property interests comprising the Assets may be subject;

(g) except for Regulatory Approval of this Agreement by the appropriate Regulatory Authorities and the approval of the Underlying Property Owner to the within Option and this Agreement, there are no other consents, approvals or conditions precedent to the performance of this Agreement which have not been obtained;

(h) the Optionor is not in breach of any laws, ordinances, statutes, regulations, by-laws, orders or decrees to which the Optionor is subject or which apply to the Optionor;

(i) the Optionor is not in breach of any term or condition of the Underlying Option Agreement which remains in good standing as of the Effective Date hereof;

(j) no proceedings are pending for, and the Optionee is unaware of, any basis for the institution of any proceedings leading to the dissolution or winding up of the Optionee or the placing of the Optionee in bankruptcy or subject to any other laws governing the affairs of insolvent companies;

(k) there is no basis for and there are no actions, suits, judgments, investigations or proceedings outstanding or pending or, to the best of the knowledge, information and belief of the Optionor, after making due inquiry, threatened against or affecting the Optionor at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, bureau or agency;

(l) the Optionor has not received, nor has the Optionor requested or does the Optionor require to receive, any offering memorandum or similar document describing the business and affairs of the Optionee in order to assist the Optionor in entering into this Agreement and in consummating the transactions contemplated herein;

(m) the Optionor is resident in the jurisdiction as set forth on the front page of this Agreement, and that all negotiations and other acts in furtherance of the execution and delivery of this Agreement by the Optionor in connection with the transactions contemplated herein have taken place and will take place solely in such jurisdiction;

(n) except as otherwise provided for herein, the Optionor has not retained, employed or introduced any broker, finder or other person who would be entitled to a brokerage commission or finder's fee arising out of the transactions contemplated hereby;

(o) the Optionor is not, nor until or at each Closing Date (as hereinafter defined) will the Optionor be, in breach of any provision or condition of, nor has the Optionor done or omitted to do anything that, with or without the giving of notice or lapse or both, would constitute a breach of any provision or condition of, or give rise to any right to terminate or cancel or accelerate the maturity of any payment under, the Underlying Option Agreement or any deed of trust, contract, certificate, consent, permit, license or other instrument to which the Optionor is a party, by which the Optionor is bound or from which the Optionor derives benefit, any judgment, decree, order, rule or regulation of any court or governmental authority to which the Optionor is subject, or any statute or regulation applicable to the Optionor, to an extent that, in the aggregate, has a material adverse affect on either the Optionor or on any of the mineral Property interests comprising the Assets;

(p) the Optionor will give to the Optionee, within at least two calendar days prior to the Closing Date (as hereinafter defined), by written notice, particulars of:

(i) each occurrence within the Optionor's knowledge after the Effective Date of this Agreement that, if it had occurred before the Effective Date, would have been contrary to any of the Optionor's representations or warranties contained herein; and

(ii) each occurrence or omission within the Optionor's knowledge after the Effective Date that constitutes a breach of any of the Optionor's covenants contained in this Agreement;

(q) the making of this Agreement and the completion of the transactions contemplated hereby and the performance of and compliance with the terms hereof does not and will not:

(i) conflict with or result in a breach of or violate any of the terms, conditions or provisions of any law, judgment, order, injunction, decree, regulation or ruling of any court or governmental authority, domestic or foreign, to which the Optionor is subject, or constitute or result in a default under any agreement, contract or commitment to which the Optionor is a party;

(ii) give to any party the right of termination, cancellation or acceleration in or with respect to any agreement, contract or commitment to which the Optionor is a party;

(iii) give to any government or governmental authority, or any municipality or any subdivision thereof, including any governmental department, commission, bureau, board or administration agency, any right of

termination, cancellation or suspension of, or constitute a breach of or result in a default under, any permit, license, control or authority issued to the Optionor which is necessary or desirable in connection with the conduct and operations of the Optionor's business and the ownership or leasing of the Optionor's business assets; or

(iv) constitute a default by the Optionor, or any event which, with the giving of notice or lapse of time or both, might constitute an event of default, under any agreement, contract, indenture or other instrument relating to any indebtedness of the Optionor which would give any party to that agreement, contract, indenture or other instrument the right to accelerate the maturity for the payment of any amount payable under that agreement, contract, indenture or other instrument;

(r) neither this Agreement nor any other document, certificate or statement furnished to the Optionee by or on behalf of the Optionor in connection with the transactions contemplated hereby knowingly or negligently contains any untrue or incomplete statement of material fact or omits to state a material fact necessary in order to make the statements therein not misleading which would likely affect the decision of the Optionee to enter into this Agreement; and

(s) the Optionor is not aware of any fact or circumstance which has not been disclosed to the Optionee which should be disclosed in order to prevent the representations, warranties and covenants contained in this section from being misleading or which would likely affect the decision of the Optionee to enter into this Agreement.

3.2 <u>Representations, warranties and covenants by the Optionor respecting the Assets</u>. In order to induce the Optionee to enter into and consummate this Agreement, the Optionee hereby also represents to, warrants to and covenants with the Optionee, with the intent that the Optionee will also rely thereon in entering into this Agreement and in concluding the transactions contemplated herein, that, to the best of the knowledge, information and belief of the Optionor, after having made due inquiry:

(a) the Optionor is the legal and beneficial owner of all of the Optionor's current Underlying Option interests under the Underlying Option Agreement and, consequent thereon, has an exclusive option from the Underlying Property Owner to acquire not less than an undivided 100% legal, beneficial and registerable interest in and to all of the mineral Property interests comprising the Assets under the Underlying Option Agreement; the particulars of which mineral Property interests comprising the Assets being more particularly described in Schedule A to the Underlying Option Agreement which is attached hereto as Schedule "B";

(b) in accordance with the terms and conditions of the Underlying Option Agreement the Optionor is authorized to hold the right to explore and develop each of the mineral Property interests comprising the Assets and all Assets Rights held by the Optionor in and to the mineral Property interests comprising the Assets;

(c) the Underlying Property Owner holds all of the mineral Property interests comprising the Assets free and clear of all liens, charges and claims of others;

(d) no other person, firm or corporation has any written or oral agreement, option, understanding or commitment, or any right or privilege capable of becoming an

agreement, for the purchase from the Underlying Property Owner of any interest in and to any of the mineral Property interests comprising the Assets;

(e) to the best of the Optionor's knowledge, the mineral Property interests comprising the Assets have been duly and validly located and recorded in a good and minerlike manner pursuant to applicable mining laws;

(f) to the best of the Optionor's knowledge, all permits and licenses covering the mineral Property interests comprising the Assets have been duly and validly issued pursuant to applicable mining laws and are in good standing by the proper doing and filing of assessment work and the payment of all fees, taxes and rentals in accordance with the requirements of applicable mining laws and the performance of all other actions necessary in that regard;

(g) to the best of the Optionor's knowledge, where appropriate, the Underlying Property Owner or the Optionor has insured the mineral Property interests comprising the Assets against loss or damage;

(h) to the best of the Optionor's knowledge, all conditions on and relating to the mineral Property interests comprising the Assets and the operations conducted thereon by or on behalf of the Underlying Property Owner or the Optionor are in compliance with all applicable laws, regulations or orders and including, without limitation, all laws relating to environmental matters, waste disposal and storage and reclamation;

(i) to the best of the Optionor's knowledge, there are no outstanding orders or directions relating to environmental matters requiring any work, repairs, construction or capital expenditures with respect to any of the mineral Property interests comprising the Assets and the conduct of the operations related thereto, nor has the Optionor received any notice of same;

(j) to the best of the Optionor's knowledge, there is no adverse claim or challenge against or to the ownership of or title to any of the mineral Property interests comprising the Assets or which may impede the development of any of the mineral Property interests comprising the Assets, nor, to the best of the knowledge, information and belief of the Optionor, after having made due inquiry, is there any basis for any potential claim or challenge, and, to the best of the knowledge, information and belief of the Optionor, after having made due inquiry, no person has any royalty, net profits or other interests whatsoever in any production from any of the mineral Property interests comprising the Assets;

(k) to the best of the Optionor's knowledge, there are no actions, suits, proceedings or investigations (whether or not purportedly against or on behalf of the Optionor of the Underlying Property Owner), pending or threatened, which may affect, without limitation, the rights of the Optionor or the Underlying Property Owner to transfer any interest in and to the mineral Property interests comprising the Assets to the Optionee at law or in equity, or before or by any federal, state, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and, without limitation, there are no claims or potential claims under any relevant family relations legislation or other equivalent legislation affecting any of the mineral Property interests comprising the Assets. In addition, the Optionor is not now aware of any existing ground on which any such action, suit or proceeding might be commenced with any reasonable likelihood of success;

(l) the Optionor has delivered to the Optionee all Assets Documentation in the Optionor's possession or control relating to the mineral Property interests comprising the Assets together with copies of all permits, permit applications and applications for exploration and exploitation rights respecting any of the mineral Property interests comprising the Assets; and

(m) the Optionor is not aware of any fact or circumstance which has not been disclosed to the Optionee which should be disclosed in order to prevent the representations and warranties contained in this section from being misleading or which would likely affect the decision of the Optionee to enter into this Agreement.

3.3 **Continuity of the representations, warranties and covenants by the Optionor**. The representations, warranties and covenants by the Optionor contained in this Article "3", or in any certificates or documents delivered pursuant to the provisions of this Agreement or in connection with the transactions contemplated hereby, will be true at and as of the Closing Date (as hereinafter defined) as though such representations, warranties and covenants were made at and as of such time. Notwithstanding any investigations or inquiries made by the Optionee or by the Optionee's professional advisors prior to the Closing Date, or the waiver of any condition by the Optionee, the representations, warranties and covenants of the Optionor contained in this Article "3" shall survive the Closing Date and shall continue in full force and effect for a period terminating on the earlier of three years from the Closing Date and the date on which the Optionee exercises the within Option; provided, however, that the Optionor shall not be responsible for the breach of any representation, warranty or covenant of the Optionor contained herein caused by any act or omission of the Optionee prior to the Effective Date hereof of which the Optionor was unaware or as a result of any action taken by the Optionee after the Effective Date. In the event that any of the said representations, warranties or covenants are found by a court of competent jurisdiction to be incorrect and such incorrectness results in any loss or damage sustained directly or indirectly by the Optionee, then the Optionor will pay the amount of such loss or damage to the Optionee within 30 calendar days of receiving notice of judgment therefor; provided, however, that the Optionee will not be entitled to make any claim unless the loss or damage suffered may exceed the amount of U.S. $1,000.

Article 4
WARRANTIES, REPRESENTATIONS AND COVENANTS BY THE OPTIONEE

4.1 **Warranties, representations and covenants by the Optionee**. In order to induce the Optionor to enter into and consummate this Agreement, the Optionee hereby warrants to, represents to and covenants with the Optionor, with the intent that the Optionor will rely thereon in entering into this Agreement and in concluding the transactions contemplated herein, that, to the best of the knowledge, information and belief of the Optionee, after having made due inquiry:

(a) the Optionee is a corporation duly incorporated under the laws of the State of Nevada, U.S.A., is validly existing and is in good standing with respect to all statutory filings required by the *Nevada Revised Statutes*;

(b) the Optionee is qualified to do business in those jurisdictions where it is necessary to fulfill the Optionee's obligations under this Agreement, and the Optionee has the full power and authority to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement;

(c) the execution and delivery of this Agreement and the agreements contemplated hereby has been duly authorized by all necessary corporate action on the Optionee's part;

(d) prior to the Subject Removal Date (as hereinafter defined) the Optionee will have obtained all authorizations, approvals, including Regulatory Approval, or waivers that may be necessary or desirable in connection with the transactions contemplated in this Agreement, and other actions by, and have made all filings with, any and all Regulatory Authorities from whom any such authorization, approval or other action is required to be obtained or to be made in connection with the transactions contemplated herein, and all such authorizations, approvals and other actions will be in full force and effect, and all such filings will have been accepted by the Optionee who will be in compliance with, and have not committed any breach of, any securities laws, regulations or policies of any Regulatory Authority to which the Optionee may be subject;

(e) except for Regulatory Approval of this Agreement by the appropriate Regulatory Authorities, there are no other consents, approvals or conditions precedent to the performance of this Agreement which have not been obtained;

(f) this Agreement constitutes a legal, valid and binding obligation of the Optionee enforceable against the Optionee in accordance with its terms, except as enforcement may be limited by laws of general application affecting the rights of creditors;

(g) no proceedings are pending for, and the Optionee is unaware of, any basis for the institution of any proceedings leading to the dissolution or winding up of the Optionee or the placing of the Optionee in bankruptcy or subject to any other laws governing the affairs of insolvent companies;

(h) there is no basis for and there are no actions, suits, judgments, investigations or proceedings outstanding or pending or, to the best of the knowledge, information and belief of the Optionee, after making due inquiry, threatened against or affecting the Optionee at law or in equity or before or by any federal, state,

municipal or other governmental department, commission, board, bureau or agency;

(i) the Optionee is not in breach of any laws, ordinances, statutes, regulations, by-laws, orders or decrees to which the Optionee is subject or which apply to the Optionee;

(j) The Optionee covenants and agrees with the Optionor (which covenant and agreement will survive the execution, delivery and termination of this Agreement) to indemnify and save harmless the Optionor against all liabilities, claims, demands, actions, causes of action, damages, losses, costs, expenses or legal fees suffered or incurred by the Optionor, directly or indirectly, by reason of or arising out of the Optionee's activities on any of the mineral Property interests comprising the Assets;

(k) the Optionee will do all work on the Assets in a good and minerlike fashion and in accordance with all applicable laws, regulations, orders and ordinances of any governmental authority;

(l) the Optionee is not in breach of any provision or condition of, nor has the Optionee done or omitted anything that, with or without the giving of notice or lapse or both, would constitute a breach of any provision or condition of, or give rise to any right to terminate or cancel or accelerate the maturity of any payment under, any deed of trust, contract, certificate, consent, permit, license or other instrument to which the Optionee is a party, by which the Optionee is bound or from which the Optionee derives benefit, any judgment, decree, order, rule or regulation of any court or governmental authority to which the Optionee is subject, or any statute or regulation applicable to the Optionee, to an extent that, in the aggregate, has a material adverse affect on the Optionee;

(m) the Optionee will give to the Optionor, within at least two calendar days prior to the Closing Date (as hereinafter defined), by written notice, particulars of:

(i) each occurrence within the Optionee's knowledge after the Effective Date of this Agreement that, if it had occurred before the Effective Date, would have been contrary to any of the Optionee's representations or warranties contained herein; and

(ii) each occurrence or omission within the Optionee's knowledge after the Effective Date that constitutes a breach of any of the Optionee's covenants contained in this Agreement;

(n) the making of this Agreement and the completion of the transactions contemplated hereby and the performance of and compliance with the terms hereof does not and will not:

(i) conflict with or result in a breach of or violate any of the terms, conditions or provisions of the incorporation documents of the Optionee;

(ii) conflict with or result in a breach of or violate any of the terms, conditions or provisions of any law, judgment, order, injunction, decree, regulation or ruling of any court or governmental authority, domestic or foreign, to which the Optionee is subject, or constitute or result in a default under any agreement, contract or commitment to which the Optionee is a party;

(iii) give to any party the right of termination, cancellation or acceleration in or with respect to any agreement, contract or commitment to which the Optionee is a party;

(iv) give to any government or governmental authority, or any municipality or any subdivision thereof, including any governmental department, commission, bureau, board or administration agency, any right of termination, cancellation or suspension of, or constitute a breach of or result in a default under, any permit, license, control or authority issued to the Optionee which is necessary or desirable in connection with the conduct and operations of the Optionee's business and the ownership or leasing of the Optionee's business assets; or

(v) constitute a default by the Optionee or any event which, with the giving of notice or lapse of time or both, might constitute an event of default, under any agreement, contract, indenture or other instrument relating to any indebtedness of the Optionee which would give any party to that agreement, contract, indenture or other instrument the right to accelerate the maturity for the payment of any amount payable under that agreement, contract, indenture or other instrument;

(o) neither this Agreement nor any other document, certificate or statement furnished to the Optionor by or on behalf of the Optionee in connection with the transactions contemplated hereby knowingly or negligently contains any untrue or incomplete statement of material fact or omits to state a material fact necessary in order to make the statements therein not misleading; and

(p) the Optionee is not aware of any fact or circumstance which has not been disclosed to the Optionor which should be disclosed in order to prevent the representations, warranties and covenants contained in this section from being misleading or which would likely affect the decision of the Optionor to enter into this Agreement.

4.2 **Continuity of the representations, warranties and covenants by the Optionee.** The representations, warranties and covenants of the Optionee contained in this Article "4", or in any certificates or documents delivered pursuant to the provisions of this Agreement or in connection with the transactions contemplated hereby, will be true at and as of the Closing Date (as hereinafter defined) as though such representations, warranties and covenants were made at and as of such time. Notwithstanding any investigations or inquiries made by the Optionor or by the Optionor's professional advisors prior to the Closing Date, or the waiver of any condition by the Optionor, the representations, warranties and covenants of the Optionee contained in this Article "4" shall survive the Closing Date and shall continue in full force and effect for a period terminating on the earlier of three years from the Closing Date and the date on which the Optionee exercises the within Option; provided, however, that the Optionee shall not be responsible for the breach of any representation, warranty or covenant of the Optionee contained herein caused by any act or omission of the Optionor prior to the Effective Date hereof of which the Optionee was unaware or as a result of any action taken by the Optionor after the Effective Date. In the event that any of the said representations, warranties or covenants are found by a court of competent jurisdiction to be incorrect and such incorrectness results in any loss or damage sustained directly or indirectly by the Optionor, then the Optionee will pay the amount of such loss or damage to the Optionor within 30 calendar days of receiving notice of judgment therefor; provided, however, that the Optionor will not be entitled to make any claim unless the loss or damage suffered may exceed the amount of U.S. $1,000.

Article 5
CONDITIONS PRECEDENT TO CLOSING

5.1 **Parties' conditions precedent prior to the Closing Date**. All of the rights, duties and obligations of each of the Parties hereto under this Agreement are subject to the following conditions precedent for the exclusive benefit of each of the Parties fulfilled in all material aspects in the reasonable opinion of each of the Parties or to be waived by each or any of the Parties, as the case may be, as soon as possible after the Effective Date, however, unless specifically indicated as otherwise, not later than five calendar days year after the Effective Date (such date being the "**Subject Removal Date**" herein):

(a) receipt of all necessary approvals, including Regulatory Approval, from all Regulatory Authorities having jurisdiction over the Parties hereto and the transactions contemplated by this Agreement, to the terms and conditions of and the transactions contemplated by this Agreement;

(b) receipt of approval of the Underlying Property Owner to the within Option and this Agreement; and

(c) if required, shareholders of the Optionee passing an ordinary resolution or, where required, a special resolution, approving the terms and conditions of this Agreement and all of the transactions contemplated hereby or, in the alternative, shareholders of the Optionee holding 100% of the issued shares of the Optionee providing written consent resolutions evidencing their approval to the terms and conditions of this Agreement and all of the transactions contemplated hereby.

5.2 **Parties' waiver of conditions precedent**. The conditions precedent set forth in section "5.1" hereinabove are for the exclusive benefit of each of the Parties hereto and may be waived by each or any of the Parties in writing and in whole or in part at any time, however, not later than the Subject Removal Date.

5.3 **The Optionor's conditions precedent**. The rights, duties and obligations of the Optionor under this Agreement are also subject to the following conditions precedent for the exclusive benefit of the Optionor fulfilled in all material aspects in the reasonable opinion of the Optionor or to be waived by the Optionor as soon as possible after the Effective Date, however, unless specifically indicated as otherwise, not later than one calendar day prior to the Subject Removal Date:

(a) the representations, warranties and covenants of the Optionee contained herein shall be true and correct as of and on the Subject Removal Date;

(b) the Optionee shall have complied with all warranties, representations, covenants and agreements herein agreed to be performed or caused to be performed by the Optionee on or before the Subject Removal Date;

(c) the Optionee will have obtained all authorizations, approvals, including Regulatory Approval, or waivers that may be necessary or desirable in connection with the transactions contemplated in this Agreement, and other actions by, and have made all filings with, any and all Regulatory Authorities from whom any such authorization, approval or other action is required to be obtained or to be made in connection with the transactions contemplated herein, and all such authorizations, approvals and other actions will be in full force and effect, and all such filings will have been accepted by the Optionee who will be in compliance

with, and have not committed any breach of, any securities laws, regulations or policies of any Regulatory Authority to which the Optionee may be subject;

(d) all matters which, in the opinion of counsel for the Optionor, are material in connection with the transactions contemplated by this Agreement shall be subject to the favourable opinion of such counsel, and all relevant records and information shall be supplied to such counsel for that purpose;

(e) no material loss or destruction of or damage to the Optionee shall have occurred since the Effective Date;

(f) no action or proceeding at law or in equity shall be pending or threatened by any person, company, firm, governmental authority, regulatory body or agency to enjoin or prohibit:

(i) the purchase or transfer of any interest in and to the mineral Property interests comprising the Assets as contemplated by this Agreement or the right of the Optionor or the Underlying Property Owner to dispose of any interest in and to any of the mineral Property interests comprising the Assets; or

(ii) the right of the Optionee to conduct the Optionee's operations and carry on, in the normal course, the Optionee's business and operations as the Optionee has carried on in the past;

(g) the Optionee will, for a period of not less than two calendar days during the period commencing on the Effective Date and continuing until not later than two calendar days prior to the Subject Removal Date, during normal business hours:

(i) make available for inspection by the respective solicitors, auditors and representatives of the Optionor, at such location as is appropriate, all of the Optionee's and each of the Optionee's subsidiaries', if any, books, records, contracts, documents, correspondence and other written materials, and afford such persons every reasonable opportunity to make copies thereof and take extracts therefrom at the sole cost of the Optionor; provided such persons do not unduly interfere in the respective operations of the Optionee or any of the Optionee's subsidiaries, if any;

(ii) authorize and permit such persons at the risk and the sole cost of the Optionor, and only if such persons do not unduly interfere in the respective operations of the Optionee and each of the Optionee's subsidiaries, if any, to attend at all of their respective places of business and operations to observe the conduct of their respective businesses and operations, inspect their respective properties and assets and make physical counts of their respective inventories, shipments and deliveries; and

(iii) require the Optionee's and each of the Optionee's subsidiaries', if any, respective management personnel to respond to all reasonable inquiries concerning the Optionee's and each of the Optionee's subsidiaries', if any, respective business assets or the conduct of their respective businesses relating to their respective liabilities and obligations; and

(h) the completion by the Optionor and by the Optionor's professional advisors of a thorough due diligence and operations review of the respective businesses and

operations of the Optionee and each of the Optionee's subsidiaries, if any, to the sole and absolute satisfaction of the Optionor.

5.4 **The Optionor's waiver of conditions precedent**. The conditions precedent set forth in section "5.3" hereinabove are for the exclusive benefit of the Optionor and may be waived by the Optionor in writing and in whole or in part at any time after the Effective Date, however, unless specifically indicated as otherwise, not later than one calendar day prior to the Subject Removal Date.

5.5 **The Optionee's conditions precedent**. The rights, duties and obligations of the Optionee under this Agreement are also subject to the following conditions precedent for the exclusive benefit of the Optionee fulfilled in all material aspects in the reasonable opinion of the Optionee or to be waived by the Optionee as soon as possible after the Effective Date, however, unless specifically indicated as otherwise, not later than one calendar day prior to the Subject Removal Date:

(a) the representations, warranties and covenants of the Optionor contained herein shall be true and correct as of and on the Subject Removal Date;

(b) the Optionor shall have complied with all warranties, representations, covenants and agreements herein agreed to be performed or caused to be performed by the Optionor on or before the Subject Removal Date;

(c) the Optionor will have obtained the approval of the Underlying Property Owner to the within Option and this Agreement together with all authorizations, approvals, including Regulatory Approval, or waivers that may be necessary or desirable in connection with the transactions contemplated in this Agreement, and other actions by, and have made all filings with, any and all Regulatory Authorities from whom any such authorization, approval or other action is required to be obtained or to be made in connection with the transactions contemplated herein, and all such authorizations, approvals and other actions will be in full force and effect, and all such filings will have been accepted by the Optionor who will be in compliance with, and have not committed any breach of, any securities laws, regulations or policies of any Regulatory Authority to which the Optionor may be subject;

(d) all matters which, in the opinion of counsel for the Optionee, are material in connection with the transactions contemplated by this Agreement shall be subject to the favourable opinion of such counsel, and all relevant records and information shall be supplied to such counsel for that purpose;

(e) no material loss or destruction of or damage to any of the mineral property interests comprising the Assets shall have occurred since the Effective Date;

(f) no action or proceeding at law or in equity shall be pending or threatened by any person, company, firm, governmental authority, regulatory body or agency to enjoin or prohibit:

   (i) the sale or transfer of any interest in and to the mineral Property interests comprising the Assets as contemplated by this Agreement or the right of the Optionee to acquire any interest in and to any of the mineral Property interests comprising the Assets; or

(ii) the right of the Optionee to conduct the Optionee's operations and carry on, in the normal course, the Optionee's business and operations as the Optionee has carried on in the past;

(g) the delivery to the Optionee by the Optionor, on a confidential basis, of all Assets Documentation and including, without limitation,:

(i) a copy of all material contracts, agreements, reports and title information of any nature respecting any of the mineral Property interests comprising the Assets; and

(ii) details of any lawsuits, claims or potential claims relating to any of the mineral Property interests comprising the Assets of which the Optionor is aware and the Optionee is unaware;

(h) the delivery by the Optionor to the Optionee of an opinion of counsel for the Optionor, in a form satisfactory to the Optionee's counsel, acting reasonably, dated as at the date of delivery, to the effect that:

(i) the Underlying Property Owner is the legal and beneficial owner of all of the mineral Property interests comprising the Assets prior to the completion of the transactions contemplated by this Agreement;

(ii) in accordance with the terms of the Underlying Option Agreement, the Optionor holds the right to explore and develop each of the mineral Property interests comprising the Assets and all Assets Rights held by the Optionor and the Underlying Property Owner in and to the mineral Property interests comprising the Assets;

(iii) the Underlying Property Owner holds all of the mineral Property interests comprising the Assets free and clear of all liens, charges and claims of others;

(iv) the mineral Property interests comprising the Assets have been duly and validly located and recorded in a good and minerlike manner pursuant to all applicable laws and are in good standing;

(v) based on actual knowledge and belief, and subject to the terms and conditions of the Underlying Option Agreement, such counsel knows of no adverse claim or challenge against or to the ownership of or title to any of the mineral Property interests comprising the Assets or which may impede the Assets' development, and, based on actual knowledge and belief, such counsel is not aware of any basis for any potential claim or challenge, and, based on actual knowledge and belief, such counsel knows of no outstanding agreements or options to acquire or purchase any portion of any of the mineral Property interests comprising the Assets, and no person has any royalty, net profits or other interest whatsoever in any production from any of the mineral Property interests comprising the Assets;

(vi) based on actual knowledge and belief, such counsel knows of no claims, judgments, actions, suits, litigation, proceedings or investigations, actual, pending or threatened, against either the Optionor or the Underlying Property Owner which might materially affect any of the mineral Property interests comprising the Assets or which could result in any material

liability to either the Optionor, the Underlying Property Owner or to any of the mineral Property interests comprising the Assets; and

(vii) as to all other legal matters of a like nature pertaining to the Optionor and the mineral Property interests comprising the Assets and to the transactions contemplated hereby as the Optionee or the Optionee's counsel may reasonably require; and

(i) the completion by the Optionee and by the Optionee's professional advisors of a thorough due diligence and operations review of the mineral Property interests comprising the Assets, of the business and operations of the Optionor and of the transferability of the mineral property interests comprising the Assets as contemplated by this Agreement, to the sole and absolute satisfaction of the Optionee.

5.6 **Optionee's waiver of conditions precedent**. The conditions precedent set forth in section "5.5" hereinabove are for the exclusive benefit of the Optionee and may be waived by the Optionee in writing and in whole or in part at any after the Effective Date, however, unless specifically indicated as otherwise, not later than one calendar day prior to the Subject Removal Date.

Article 6
CLOSING AND EVENTS OF CLOSING

6.1 **Closing and Closing Date**. Subject to the prior and due and complete exercise of by the Optionee of the Option in accordance with Article "2" hereinabove, the closing (the "**Closing**") of the within purchase and delivery of an undivided 100% interest in and to the mineral Property interests comprising the Assets, as contemplated in the manner as set forth in Article "2" hereinabove, together with all of the transactions contemplated by this Agreement, shall occur on the day which is two business days following the due and complete exercise of the Option by the Optionee in accordance with Article "2" hereinabove (the "**Closing Date**"), or on such earlier or later Closing Date as may be agreed to in advance and in writing by each of the Parties hereto, and will be closed at the offices of Lang Michener LLP, Lawyers – Patent & Trade Mark Agents, located at 1500 Royal Centre, 1055 West Georgia Street, Vancouver, British Columbia, Canada, V6E 4N7, counsel for the Optionee herein, at 2:00 p.m. (Vancouver time) on the Closing Date.

6.2 **Latest Closing Date**. If the Closing Date in respect of the due and complete exercise of the Option by the Optionee has not occurred by 5:00 p.m. (Vancouver time) on January 31, 2013, this Agreement will be terminated and unenforceable unless the Parties hereto agree in writing to grant an extension of such Closing Date.

6.3 **Documents to be delivered by the Optionor prior to the Closing Date**. Subject to the prior and due and complete exercise of by the Optionee of the Option in accordance with Article "2" hereinabove, and not later than five calendar days prior to the Closing Date and in addition to the documentation which is required by the agreements and conditions precedent which are set forth in Articles "2" and "5" hereinabove, the Optionor shall also execute and deliver, or cause to be delivered, to the Escrow Agent all such other documents, resolutions and instruments as may be necessary, in the opinion of counsel for the Optionee, acting reasonably, to complete all of the transactions contemplated by this Agreement and including, without limitation, the necessary transfer of an undivided 100% legal, beneficial and registerable interest in and to the mineral Property interests comprising the Assets to the Optionee (or, at the sole and absolute discretion of the Optionee, to such other entity or

subsidiary as may be determined by the Optionee prior to the Closing Date) free and clear of all liens, charges and encumbrances, and in particular including, but not being limited to, the following materials:

(a) all documentation as may be necessary and as may be required by the counsel for the Optionee, acting reasonably, to ensure that an undivided 100% legal, beneficial and registerable interest in and to the mineral Property interests comprising the Assets has have been duly transferred, assigned and is registerable in the name of and for the benefit of the Optionee (or, at the sole and absolute discretion of the Optionee, to such other entity or subsidiary as may be determined by the Optionee) under all applicable laws;

(b) all necessary deeds, conveyances, bills of sale, assurances, transfers, assignments and consents, including all necessary consents and approvals, and any other documents necessary or reasonably required to effectively transfer an undivided 100% legal, beneficial and registerable interest in and to the mineral Property interests comprising the Assets to the Optionee (or, at the sole and absolute discretion of the Optionee, to such other entity or subsidiary as may be determined by the Optionee) with good and marketable title, free and clear of all mortgages, liens, charges, pledges, claims, security interests or encumbrances whatsoever;

(c) all necessary consents and approvals in writing to the completion of the transactions contemplated herein and including, without limitation, Regulatory Approval from all Regulatory Authorities having jurisdiction over either the Optionor or any of the mineral Property interests comprising the Assets;

(d) a certificate of an authorized officer of the Optionor, dated as at the Closing Date, acceptable in form to counsel for the Optionee, acting reasonably, certifying that the representations, warranties, covenants and agreements of the Optionor contained in this Agreement are true and correct in all respects as of the Closing Date as if made by the Optionor on the Closing Date;

(e) an opinion of counsel for the Optionor, dated as at the Closing Date and addressed to the Optionee and the Optionee's counsel, in form and substance satisfactory to the Optionee's counsel, acting reasonably, to the effect that:

  (i) the Underlying Property Owner is the legal and beneficial owner of all of the mineral Property interests comprising the Assets prior to the completion of the transactions contemplated by this Agreement;

  (ii) in accordance with the terms of the Underlying Option Agreement, the Optionor holds the right to explore and develop each of the mineral Property interests comprising the Assets and all Assets Rights held by the Optionor and the Underlying Property Owner in and to the mineral Property interests comprising the Assets;

  (iii) the Underlying Property Owner holds all of the mineral Property interests comprising the Assets free and clear of all liens, charges and claims of others;

  (iv) the mineral Property interests comprising the Assets have been duly and validly located and recorded in a good and minerlike manner pursuant to all applicable laws and are in good standing as of the Closing Date;

(v) all necessary steps have been taken by the Optionor and the Underlying Property Owner to permit the transfer of an undivided 100% legal, beneficial and registerable interest in and to the mineral Property interests comprising the Assets to the Optionee (or, at the sole and absolute discretion of the Optionee, to such other entity or subsidiary as may be determined by the Optionee) with good and marketable title, free and clear of all mortgages, liens, charges, pledges, claims, security interests or encumbrances whatsoever;

(vi) based on actual knowledge and belief, such counsel knows of no adverse claim or challenge against or to the ownership of or title to any of the mineral Property interests comprising the Assets or which may impede the Assets' development, and, based on actual knowledge and belief, such counsel is not aware of any basis for any potential claim or challenge, and, based on actual knowledge and belief, such counsel knows of no outstanding agreements or options to acquire or purchase any portion of any of the mineral Property interests comprising the Assets, and no person has any royalty, net profits or other interest whatsoever in any production from any of the mineral Property interests comprising the Assets;

(vii) based on actual knowledge and belief, such counsel knows of no claims, judgments, actions, suits, litigation, proceedings or investigations, actual, pending or threatened, against the Optionor or the Underlying Property Owner which might materially affect any of the mineral Property interests comprising the Assets or which could result in any material liability to either the Optionor, the Underlying Property Owner or to any of the mineral Property interests comprising the Assets; and

(viii) as to all other legal matters of a like nature pertaining to the Optionor and the mineral Property interests comprising the Assets and to the transactions contemplated hereby as the Optionee or the Optionee's counsel may reasonably require;

(f) any remaining Assets Documentation; and

(g) all such other documents and instruments as the Optionee and the Optionee's counsel may reasonably require.

6.4 **Documents to be delivered by the Optionee prior to the Closing Date.** Subject to the prior and due and complete exercise by the Optionee of the Option in accordance with Article "2" hereinabove, and not later than five calendar days prior to the Closing Date and in addition to the documentation which is required by the agreements and conditions precedent which are set forth in Articles "2" and "5" hereinabove, the Optionee shall also execute and deliver, or cause to be delivered, to the Escrow Agent all such other documents, resolutions and instruments as are necessary, in the opinion of counsel for the Optionor, acting reasonably, to complete all of the transactions contemplated by this Agreement and including, without limitation, each of the Option Non-Refundable Cash Payment, the initial Share Issuance under paragraph "2.2(b)(i)", all Expenditures and all Option Underlying Option Agreement Payments and maintenance payments in accordance with section "2.2" hereinabove, within the Option Period and the time periods as specified in section "2.2", and effectively accepting the transfer to the Optionee (or, at the sole and absolute discretion of the Optionee, to such other entity or subsidiary as may be determined by the Optionee prior to the Closing Date) of an undivided 100% legal, beneficial and registerable interest in and to the mineral Property interests

comprising the Assets free and clear of all liens, charges and encumbrances, and in particular including, but not being limited to, the following materials:

(a) a Closing agenda;

(b) a certified copy of the resolutions of the directors of the Optionee providing for the approval of the terms and conditions of this Agreement and all of the transactions contemplated hereby;

(c) all necessary consents and approvals in writing to the completion of the transactions contemplated herein and including, without limitation, Regulatory Approval from all Regulatory Authorities having jurisdiction over the Optionee;

(d) a certificate of an officer of the Optionee, dated as at the Closing Date, acceptable in form to counsel for the Optionor, acting reasonably, certifying that the representations, warranties, covenants and agreements of the Optionee contained in this Agreement are true and correct in all respects as of the Closing Date as if made by the Optionee on the Closing Date; and

(e) all such other documents and instruments as the Optionor and the Optionor's counsel may reasonably require.

Article 7
APPOINTMENT OF ESCROW AGENT AND TRANSFER DOCUMENTS

7.1 **Appointment of Escrow Agent**. The Parties hereto hereby acknowledge and appoint the Escrow Agent as escrow agent herein.

7.2 **Escrow of Transfer Documents**. Subject to and in accordance with the terms and conditions hereof and the requirements of Articles "2", "5" and "6" hereinabove, and without in any manner limiting the obligations of each of the Parties hereto as contained therein and hereinabove, it is hereby acknowledged and confirmed by the Parties hereto that each of the Parties will execute, deliver, or cause to be delivered, all such documentation as may be required by the requirements of Articles "2", "5" and "6" hereinabove (herein, collectively, the "**Transfer Documents**") and deposit the same with the Escrow Agent, or with such other mutually agreeable escrow agent, together with a copy of this Agreement, there to be held in escrow for release by the Escrow Agent to the Parties in accordance with the strict terms and provisions of Articles "2" and "6" hereinabove.

7.3 **Resignation of Escrow Agent**. The Escrow Agent may resign from its duties and responsibilities if it gives each of the Parties hereto three calendar days' written notice in advance. Upon receipt of notice of the Escrow Agent's intention to resign the Parties shall, within three calendar days, select a replacement escrow agent and jointly advise the Escrow Agent in writing to deliver the Transfer Documents to the replacement escrow agent. If the Parties fail to agree on a replacement escrow agent within three calendar days of such notice, the replacement escrow agent shall be selected by a Judge of the Supreme Court of the Province of British Columbia upon application by any Party hereto. The Escrow Agent shall continue to be bound by this Agreement until the replacement escrow agent has been selected and the Escrow Agent receives and complies with the joint instructions of the Parties to deliver the Transfer Documents to the replacement escrow agent. The Parties agree to enter into an escrow agreement substantially in the same form of this Agreement with the replacement escrow agent.

7.4 **Instructions to Escrow Agent**. Instructions given to the Escrow Agent pursuant to this Agreement shall be given by duly authorized signatories of the respective Parties hereto.

7.5 **No other duties or obligations**. The Escrow Agent shall have no duties or obligations other than those specifically set forth in this Article.

7.6 **No obligation to take legal action**. The Escrow Agent shall not be obligated to take any legal action hereunder which might, in its judgment, involve any expense or liability unless it shall have been furnished with a reasonable indemnity by all of the Parties hereto together with such other third parties as the Escrow Agent may require in its sole and absolute discretion.

7.7 **Not bound to any other agreements**. The Escrow Agent is not bound in any way by any other contract or agreement between the Parties hereto whether or not it has knowledge thereof or of its terms and conditions and its only duty, liability and responsibility shall be to hold and deal with the Transfer Documents as herein directed.

7.8 **Notice**. The Escrow Agent shall be entitled to assume that any notice and evidence received by it pursuant to these instructions from anyone has been duly executed by the Party by whom it purports to have been signed and that the text of any notice and evidence is accurate and the truth. The Escrow Agent shall not be obliged to inquire into the sufficiency or authority of the text or any signatures appearing on such notice or evidence.

7.9 **Indemnity**. The Parties hereto, jointly and severally, covenant and agree to indemnify the Escrow Agent and to hold it harmless against any loss, liability or expense incurred, without negligence or bad faith on its part, arising out of or in connection with the administration of its duties hereunder and including, without limitation, the costs and expenses of defending itself against any claim or liability arising therefrom.

7.10 **Not required to take any action**. In the event of any disagreement between any of the Parties hereto to these instructions or between them or either or any of them and any other person resulting in adverse claims or demands being made in connection with the Transfer Documents, or in the event that the Escrow Agent should take action hereunder, it may, at its option, refuse to comply with any claims or demands on it, or refuse to take any other action hereunder, so long as such disagreement continues or such doubt exists and, in any such event, it shall not be or become liable in any way or to any person for its failure or refusal to act and it shall be entitled to continue so to refrain from acting until:

(a) the rights of all Parties shall have been fully and finally adjudicated by a court of competent jurisdiction; or

(b) all differences shall have been adjusted and all doubt resolved by agreement among all of the interested persons and it shall have been notified thereof in writing signed by all such persons.

Article 8
THE OPERATOR

8.1 **Optionee as initial Operator**. Subject to the determination of the Management Committee in accordance with Article "9" hereinbelow, prior to the due and complete exercise of the Option the Optionee or, at the Optionee's option and in the Optionee's sole and absolute discretion, the Optionee's respective associate, nominee or such other unrelated entity as the Optionee may determine, will act as the Operator of the mineral Property interests comprising the

Assets under this Agreement. The Operator may resign as the Operator at any time by giving 30 calendar days' prior written notice to the Parties hereto and, within such 30-day period, the Management Committee may appoint another party who covenants to act as the Operator of the Assets upon such terms as the Management Committee shall agree.

8.2 **Subsequent Operator**. After the execution of this Agreement and prior to the due and complete exercise of the Option if the Operator is not the Optionee the Operator shall, prior to being appointed to act as the Operator, enter into a written agreement to assume the obligations of the Operator hereunder and to be bound by the terms and conditions of this Agreement as the Operator.

8.3 **Powers and authority**. After the execution of this Agreement and prior to the due and complete exercise of the Option, and subject to the control and direction of the Management Committee, the Operator shall have the full right, power and authority to do everything necessary or desirable in connection with the exploration and development of the mineral Property interests comprising the Assets and to determine the manner of operation of the Assets as a mine and including, without limitation, the right, power and authority to:

(a) regulate access to the mineral Property interests comprising the Assets subject only to the right of each of the Parties hereto to have access to the mineral Property interests comprising the Assets at all reasonable times for the purpose of inspecting work being done thereon, but at their own risk and expense; and

(b) employ and engage such employees, agents and independent contractors as the Operator may consider necessary or advisable to carry out the Operator's duties and obligations hereunder and, in this connection, to delegate any of the Operator's powers and rights to perform the Operator's duties and obligations hereunder; however, the Operator shall not enter into contractual relationships with an associated party except on terms which are commercially competitive.

8.4 **Duties and obligations**. After the execution of this Agreement and prior to the due and complete exercise of the Option the Operator shall have such duties and obligations as the Management Committee may from time to time determine and including, without limitation, the following duties and obligations:

(a) to implement Programs;

(b) to manage, direct and control all exploration, development and producing operations in and under the mineral Property interests comprising the Assets in a prudent and workmanlike manner and in compliance with all applicable laws, rules, orders and regulations;

(c) to prepare and deliver to the Parties during periods of active field work, and during the Option Period only, bi-yearly progress reports of the work in progress and comprehensive annual reports on or before March 31st of every year covering the activities hereunder and the results obtained during the calendar year ending on the December 31st immediately preceding;

(d) subject to the terms and conditions of this Agreement, to keep the mineral Property interests comprising the Assets in good standing free of liens, charges and encumbrances of every character arising from operations, (except liens for taxes not yet due, other inchoate liens and liens contested in good faith by the Operator), and to proceed with all diligence to contest or discharge any such lien that is filed;

(e) to maintain true and correct books, accounts and records of operations hereunder;

(f) to permit the Parties, at their own expense, to inspect, take abstracts from or audit any or all of the records and accounts during normal business hours;

(g) to obtain and maintain, or cause any contractor engaged hereunder to obtain and maintain, during any period in which active work is carried out hereunder, adequate insurance;

(h) to permit the Parties or their respective representatives so appointed, at their own expense and risk, access to the mineral Property interests comprising the Assets and all data derived from carrying out work thereon;

(i) to arrange for and maintain worker's compensation or equivalent coverage for all eligible employees engaged by the Operator in accordance with local statutory requirements;

(j) to perform the Operator's duties and obligations in a manner consistent with good exploration and mining practices; and

(k) to transact, undertake and perform all transactions, contracts, employments, purchases, operations, negotiations with third parties and any other matter or thing undertaken on behalf of the Parties or the mineral Property interests comprising the Assets in the Operator's name.

Article 9
THE MANAGEMENT COMMITTEE

9.1 **Establishment**. During the Option Period only, and as soon as is practicable after the Effective Date of this Agreement, the Parties hereto shall establish a Management Committee consisting of two members and an alternate member of each Party. Each Party shall designate in writing to the other Party the names of its members and alternate member of the Management Committee.

9.2 **Alternate members**. A Party may from time to time revoke in writing the appointment of its members to the Management Committee and appoint in writing others in their place. A Party may from time to time in writing appoint one alternate member for any member theretofore appointed by such Party. Alternate members may attend meetings of the Management Committee and, in the absence of a member, the alternate member may vote and otherwise act in the place and stead of the member. Whenever any member or alternate member votes or acts the member's votes or actions shall, for all purposes of this Agreement, be considered the actions of the Party whom that member represents. The Parties shall give written notice to each other from time to time as to the names, addresses and telephone numbers of their respective members and alternate members on the Management Committee.

9.3 **Meetings**. Meetings of the Management Committee shall be held at such times as the Parties hereto deem appropriate but, in any event, not less than once every three months. A meeting of the Management Committee may take place by means of conference telephone or other communications facility by which means the members and alternate members of both Parties participating in the meeting can hear each other. The members participating in a meeting in accordance with this section shall be deemed to be present at the meeting and shall be counted in the quorum therefor and be entitled to speak and vote thereat.

9.4 **Notice and place for meetings**. Meetings of the Management Committee shall be called by the Operator by giving not less than 10 calendar days' prior notice in writing to each of the Parties hereto, and all meetings shall be held at such place and time as shall be designated by the Operator unless otherwise agreed to by each of the Parties hereto.

9.5 **Reporting**. The Operator shall consult freely with the Management Committee and the members thereof and keep them fully advised of the present and prospective operations and plans and shall furnish the Management Committee with semi-annual reports relating to the status of the mineral Property interests comprising the Assets together with timely current reports and information on any material results relating to the mineral Property interests comprising the Assets.

9.6 **Voting**. Voting by the Management Committee may be conducted by verbal, written, telex or telecopier ballot.

9.7 **Quorum**. Except as hereinafter provided, a quorum of any meeting of the Management Committee shall consist of one member of each Party, one alternate member of each Party or one member of one Party and one alternate member of the other Party. If a quorum is not present within 30 minutes after the time fixed for holding any such meeting, the meeting shall be adjourned to the same day in the next week (unless such day is a non-business day in which case it shall be adjourned to the next following business day thereafter) at the same time and place. At the adjourned meeting the members or alternate members present in person (which may include only one person) shall form a quorum and may transact the business for which the meeting was originally convened.

9.8 **Votes by members**. Prior to the exercise of the Option the Optionee's member (or alternate member in the absence of a member) of the Management Committee shall have three votes and the Optionor's member (or alternate member in the absence of a member) of the Management Committee shall have one vote at each duly constituted meeting in respect of every matter which is thereat brought before the Management Committee for consideration or approval.

9.9 **Majority**. All decisions of the Management Committee shall be by the affirmative vote of a majority of the votes entitled to be cast by members in attendance at each such meeting.

9.10 **Powers**. The Management Committee shall, without limiting any of its powers as specified elsewhere in this Agreement, have the exclusive right, power and authority to:

(a) appoint a new Operator or joint Operator;

(b) determine the terms of engagement of the Operator, including any remuneration payable to the Operator; and

9.11 **Arbitration**. In the case of an equality of votes on any question or matter which cannot to be resolved, other than the exercise by the Optionee of the Option, such question or matter shall be submitted to arbitration pursuant to the terms of Article "16" hereinbelow.

9.12 **Material and data at meetings**. There shall be included with a notice of meeting such material and data as may be reasonably required to enable the members of the

Management Committee to determine the position they should take in respect of any vote or election to be made at such meeting.

9.13 **Termination of the Management Committee**. It is hereby acknowledged and agreed that upon the due and complete exercise of the Option by the Optionee in accordance with Article "2" hereinabove, and in conjunction with the corresponding completion of the transfer to the Optionee (or, at the sole and absolute discretion of the Optionee, to such other entity or subsidiary as may be determined by the Optionee prior to the Closing Date) of an undivided 100% legal, beneficial and registerable interest in and to the mineral Property interests comprising the Assets in accordance with Articles "5" and "6" hereinabove, the Management Committee will be deemed, without any further act, to be disbanded and of no further force and effect.

Article 10
POWER TO CHARGE AND ASSIGNMENT

10.1 **Power to charge**. At any time prior to the exercise of the Option by the Optionee the Optionee may grant mortgages, charges or liens (each of which is herein called a "**mortgage**") of and upon the interest of the Optionee in and to any of the mineral Property interests comprising the Assets, upon any mill or other fixed assets located thereon and on any or all of the tangible personal Assets located on or used in connection with any of the mineral Property interests comprising the Assets, to secure only the financing of development of any of the mineral Property interests comprising the Assets; provided that, unless otherwise agreed to by the Optionor and the Underlying Property Owner, it shall be a term of each mortgage that the mortgagee or any person acquiring title to any mineral Property interest comprising the Assets, or to any mill or other fixed assets or tangible personal Assets located on or used in connection with any mineral Property interest comprising the Assets upon enforcement of the mortgage, shall hold the same subject to the rights of the Optionor and the Underlying Property Owner hereunder as if the mortgagee or any such person had executed this Agreement as party of the first part.

10.2 **Assignment**. Save and except as otherwise provided for hereinabove and in this Article, no Party may sell, assign, pledge, mortgage or otherwise encumber all or any part of its interest herein or to any of the mineral Property interests comprising the Assets without the prior written consent of each of the other Party hereto and the Underlying Property Owner; provided, however, that any Party hereto may at anytime, and at its sole and absolute discretion and without the prior approval of the other Party but with the prior approval of the Underlying Property Owner, assign and transfer its interest herein or to any of the mineral Property interests comprising the Assets to any wholly-owned subsidiary subject, at all times, to the requirement that any such subsidiary remain wholly owned by the Party hereto failing which any such interest must be immediately transferred back to such Party hereto; and, provided further, that any transfer of all or any part of a Party's interest herein or to any of the mineral Property interests comprising the Assets to its wholly owned subsidiary shall be accompanied by the written agreement of any such subsidiary to assume the obligations of such Party hereunder and to be bound by the terms and conditions hereof.

Article 11
REGISTRATION, PARTITION AND TENANCY

11.1 **Registration**. Upon the request of the Optionee the Optionor shall assist the Optionee to record this Agreement with the appropriate mining recorder and, when required, the Optionor shall further provide the Optionee with such recordable documents as the Optionee and

its counsel shall require to record its due interest in respect of the mineral property interests comprising the Assets.

11.2 **Partition**. No Party owning a partitionable interest in any to any of the mineral Property interests comprising the Assets shall, during the term of this Agreement, exercise any right to apply for any partition of any portion of the mineral Property interests comprising the Assets or for the sale thereof in lieu of partition.

11.3 **Tenancy**. Any interests of the Optionee and Optionor in and to any of the mineral Property interests comprising the Assets shall be held as tenants in common and not as joint tenants.

Article 12
DUE DILIGENCE INVESTIGATION

12.1 **Due Diligence**. Each of the Parties hereto shall forthwith conduct such further due diligence examination of the other Parties hereto as it deems appropriate.

12.2 **Confidentiality**. Each Party may in a reasonable manner carry out such investigations and due diligence as to the other Parties hereto, at all times subject to the confidentiality provisions of Articles "14" and "15" hereinbelow, as each Party deems necessary. In that regard the Parties agree that each shall have full and complete access to, if and where applicable, the other Parties' respective books, records, financial statements and other documents, articles of incorporation, by-laws, minutes of Board of Directors' meetings and its committees, investment agreements, material contracts and as well as such other documents and materials as the Parties hereto, or their respective solicitors, may deem reasonable and necessary to conduct an adequate due diligence investigation of each Party and its respective operations and financial condition prior to the Closing.

Article 13
NON-DISCLOSURE

13.1 **Non-disclosure**. Subject to the provisions of section "13.3" hereinbelow, the Parties hereto, for themselves and, if and where applicable, their officers, directors, shareholders, consultants, employees and agents, agree that they each will not disseminate or disclose, or knowingly allow, permit or cause others to disseminate or disclose to third parties who are not subject to express or implied covenants of confidentiality, without the other Parties' express written consent, either: (i) the fact or existence of this Agreement or discussions and/or negotiations between them involving, *inter alia*, possible business transactions; (ii) the possible substance or content of those discussions; (iii) the possible terms and conditions of any proposed transaction; (iv) any statements or representations (whether verbal or written) made by either Party in the course of or in connection with those discussions; or (v) any written material generated by or on behalf of any Party and such contacts, other than such disclosure as may be required under applicable securities legislation or regulations, pursuant to any order of a court or on a "need to know" basis to each of the Parties' respective professional advisors.

13.2 **Documentation**. Any document or written material generated by either Party hereto in the course of, or in connection with, the due diligence investigations conducted pursuant to this Agreement shall be marked "Confidential" and shall be treated by each Party as a trade secret of the other Parties. Upon termination of this Agreement prior to Closing all copies of any and all documents obtained by any Party from any other Party herein, whether or not marked "Confidential", shall be returned to the other Parties forthwith.

13.3 **Public announcements**. Notwithstanding the provisions of this Article, the Parties hereto agree to make such public announcements of this Agreement promptly upon its execution in accordance with the requirements of applicable securities legislation and regulations.

Article 14
PROPRIETARY INFORMATION

14.1 **Confidential Information**. Each Party hereto acknowledges that any and all information which a Party may obtain from, or have disclosed to it, about the other Party constitutes valuable trade secrets and proprietary confidential information of the other Parties (collectively, the "**Confidential Information**"). No such Confidential Information shall be published by any Party without the prior written consent of the other Party hereto; however, such consent in respect of the reporting of factual data shall not be unreasonably withheld and shall not be withheld in respect of information required to be publicly disclosed pursuant to applicable securities or corporation laws. Furthermore, each Party hereto undertakes not to disclose the Confidential Information to any third party without the prior written approval of the other Party hereto and to ensure that any third party to which the Confidential Information is disclosed shall execute an agreement and undertaking on the same terms as contained herein.

14.2 **Impact of breach of confidentiality**. The Parties hereto acknowledge and agree that the Confidential Information is important to the respective businesses of each of the Parties and that, in the event of disclosure of the Confidential Information, except as authorized hereunder, the damage to each of the Parties hereto, or to either of them, may be irreparable. For the purposes of the foregoing sections the Parties recognize and hereby agree that a breach by any of the Parties of any of the covenants therein contained would result in irreparable harm and significant damage to each of the other Parties that would not be adequately compensated for by monetary award. Accordingly, the Parties agree that in the event of any such breach, in addition to being entitled as a matter of right to apply to a court of competent equitable jurisdiction for relief by way of restraining order, injunction, decree or otherwise as may be appropriate to ensure compliance with the provisions hereof, any such Party will also be liable to the other Party, as liquidated damages, for an amount equal to the amount received and earned by such Party as a result of and with respect to any such breach. The Parties also acknowledge and agree that if any of the aforesaid restrictions, activities, obligations or periods are considered by a court of competent jurisdiction as being unreasonable, the Parties agree that said court shall have authority to limit such restrictions, activities or periods as the court deems proper in the circumstances. In addition, the Parties further acknowledge and agree that all restrictions or obligations in this Agreement are necessary and fundamental to the protection of the respective businesses of each of the Parties and are reasonable and valid, and all defenses to the strict enforcement thereof by either of the Parties are hereby waived by the other Parties.

Article 15
FORCE MAJEURE

15.1 **Events**. If any Party hereto is at any time prevented or delayed in complying with any provisions of this Agreement by reason of strikes, walk-outs, labour shortages, power shortages, fires, wars, acts of God, earthquakes, storms, floods, explosions, accidents, protests or demonstrations by environmental lobbyists or native rights groups, delays in transportation, breakdown of machinery, inability to obtain necessary materials in the open market, unavailability of equipment, governmental regulations restricting normal operations, shipping delays or any other reason or reasons beyond the control of that Party, then the time limited for

the performance by that Party of its respective obligations hereunder shall be extended by a period of time equal in length to the period of each such prevention or delay.

15.2 **Notice**. A Party shall, within seven calendar days, give notice to the other Parties of each event of *force majeure* under section "15.1" hereinabove and, upon cessation of such event, shall furnish the other Parties with notice of that event together with particulars of the number of days by which the obligations of that Party hereunder have been extended by virtue of such event of *force majeure* and all preceding events of *force majeure*.

Article 16
ARBITRATION

16.1 **Matters for Arbitration**. The Parties hereto agree that all questions or matters in dispute with respect to this Agreement shall be submitted to arbitration pursuant to the terms hereof.

16.2 **Notice**. It shall be a condition precedent to the right of any Party to submit any matter to arbitration pursuant to the provisions hereof that any Party intending to refer any matter to arbitration shall have given not less than 10-calendar days' prior written notice of its intention to do so to the other Party together with particulars of the matter in dispute. On the expiration of such 10 calendar days the Party who gave such notice may proceed to refer the dispute to arbitration as provided in section "16.3" hereinbelow.

16.3 **Appointments**. The Party desiring arbitration shall appoint one arbitrator, and shall notify the other Party of such appointment, and the other Party shall, within 10 calendar days after receiving such notice, appoint an arbitrator, and the two arbitrators so named, before proceeding to act, shall, within 10 calendar days of the appointment of the last appointed arbitrator, unanimously agree on the appointment of a third arbitrator, to act with them and be chairperson of the arbitration herein provided for. If the other Party shall fail to appoint an arbitrator within 10 calendar days after receiving notice of the appointment of the first arbitrator, or if the two arbitrators appointed by the Parties shall be unable to agree on the appointment of the chairperson, the chairperson shall be appointed under the provisions of the Arbitration Rules. Except as specifically otherwise provided in this section, the arbitration herein provided for shall be conducted in accordance with such Arbitration Act. The chairperson, or in the case where only one arbitrator is appointed, the single arbitrator, shall fix a time and place in Vancouver, British Columbia, Canada, for the purpose of hearing the evidence and representations of the Parties, and such arbitrator shall preside over the arbitration and determine all questions of procedure not provided for under such Arbitration Act or this section. After hearing any evidence and representations that the Parties may submit, the single arbitrator, or the arbitrators, as the case may be, shall make an award and reduce the same to writing, and deliver one copy thereof to each of the Parties. The expense of the arbitration shall be paid as specified in the award.

16.4 **Award**. The Parties hereto agree that the award of a majority of the arbitrators, or in the case of a single arbitrator, of such arbitrator, shall be final and binding upon each of them.

Article 17
DEFAULT AND TERMINATION

17.1 **Default**. The Parties hereto agree that if any Party hereto is in default with respect to any of the provisions of this Agreement (herein called the **"Defaulting Party"**), the

non-defaulting Party (herein called the "**Non-Defaulting Party**") shall give notice to the Defaulting Party designating such default, and within 10 calendar days after its receipt of such notice, the Defaulting Party shall either:

(a) cure such default, or commence proceedings to cure such default and prosecute the same to completion without undue delay; or

(b) give the Non-Defaulting Party notice that it denies that such default has occurred and that it is submitting the question to arbitration as herein provided.

17.2 **Arbitration**. If arbitration is sought a Party shall not be deemed in default until the matter shall have been determined finally by appropriate arbitration under the provisions of Article "16" hereinabove.

17.3 **Curing the Default**. If:

(a) the default is not so cured or the Defaulting Party does not commence or diligently proceed to cure the default; or

(b) arbitration is not so sought; or

(c) the Defaulting Party is found in arbitration proceedings to be in default, and fails to cure it within five calendar days after the rendering of the arbitration award,

the Non-Defaulting Party may, by written notice given to the Defaulting Party at any time while the default continues, terminate the interest of the Defaulting Party in and to this Agreement.

17.4 **Termination**. In addition to the foregoing it is hereby acknowledged and agreed by the Parties hereto that this Agreement will be immediately terminated in the event that:

(a) the Option is terminated in accordance with Article "2" hereinabove;

(b) either of the Parties hereto has either not satisfied or waived each of their respective conditions precedent prior to the Subject Removal Date in accordance with the provisions of Article "5" hereinabove;

(c) either of the Parties hereto has failed to deliver, or caused to be delivered, any of their respective materials required to be delivered in accordance with Articles "5" and "6" hereinabove prior to each of the Subject Removal Date and the Closing Date in accordance with the provisions of Articles "5" and "6" hereinabove;

(d) either of the Parties hereto has not provided a satisfactory report on its respective due diligence as contemplated in accordance with Articles "5" and "6" hereinabove;

(e) the Closing Date in respect of the due and complete exercise of the Option by the Optionee has not occurred prior to January 31, 2013; or

(f) by agreement in writing by each of the Parties hereto;

and in such event this Agreement will be terminated and be of no further force and effect other than the obligations under Articles "2", "13" and "14" hereinabove.

Article 18
INDEMNIFICATION AND LEGAL PROCEEDINGS

18.1 **Indemnification**. Each Party hereto agrees to indemnify and save the other Party hereto, together with that Party's respective subsidiaries and affiliates and their respective directors, officers, employees and agents (collectively, the "**Indemnified Parties**" and, individually, as an "**Indemnified Party**"), harmless from and against any and all losses, claims, actions, suits, proceedings, damages, liabilities or expenses of whatsoever nature or kind, including any investigation expenses incurred by any Indemnified Party, to which an Indemnified Party may become subject by reason of the terms and conditions of this Agreement. This indemnity will not apply in respect of an Indemnified Party in the event and to the extent that a court of competent jurisdiction in a final judgment shall determine that the Indemnified Party was grossly negligent or guilty of willful misconduct. The Parties hereto agree to waive any right they might have of first requiring the Indemnified Party to proceed against or enforce any other right, power, remedy, security or claim payment from any other person before claiming this indemnity. In case any action is brought against an Indemnified Party in respect of which indemnity may be sought against any Party hereto (herein the "**Indemnitor**"), the Indemnified Party will give the Indemnitor prompt written notice of any such action of which the Indemnified Party has knowledge and the Indemnitor will undertake the investigation and defense thereof on behalf of the Indemnified Party, including the prompt employment of counsel acceptable to the Indemnified Parties affected and the payment of all expenses. Failure by the Indemnified Party to so notify shall not relieve the Indemnitor of its obligation of indemnification hereunder unless (and only to the extent that) such failure results in a forfeiture by the Indemnitor of any substantive rights or defenses. No admission of liability and no settlement of any action shall be made without the Indemnitor's consent and the consent of the Indemnified Parties affected, such consent not to be unreasonable withheld. Notwithstanding that the Indemnitor will undertake the investigation and defense of any action, an Indemnified Party will have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel will be at the expense of the Indemnified Party unless:

(a) employment of such counsel has been authorized by the Indemnitor;

(b) the Indemnitor has not assumed the defense of the action within a reasonable period of time after receiving notice of the action;

(c) the named parties to any such action include that the Indemnitor and the Indemnified Party shall have been advised by counsel that there may be a conflict of interest between the Indemnitor and the Indemnified Party; or

(d) there are one or more legal defenses available to the Indemnified Party which are different from or in addition to those available to the Indemnitor.

If for any reason other than the gross negligence or bad faith of the Indemnified Parties (or any of them) being the primary cause of the loss claim, damage, liability, cost or expense, the foregoing indemnification is unavailable to the Indemnified Parties (or any of them) or insufficient to hold them harmless, the Indemnitor shall contribute to the amount paid or payable by the Indemnified Parties as a result of any and all such losses, claim, damages or liabilities in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnitor on the one hand and the Indemnified Parties on the other, but also the relative fault of the Parties and other equitable considerations which may be relevant. Notwithstanding the foregoing, the Indemnitor shall in any event contribute to the amount paid or payable by the Indemnified Parties as a result of the loss, claim, damage, liability, cost or expense (other than a loss, claim, damage, liability, cost or expenses, the primary cause of which is the gross

negligence or bad faith of the Indemnified Parties or any of them), any excess of such amount over the amount of the fees actually received by the Indemnified Parties hereunder.

18.2 **Legal proceedings**. The Parties hereto agrees that if:

(a) any legal proceedings shall be brought against either of them by any governmental commission or regulatory authority or any stock exchange; or

(b) an entity having regulatory authority, either domestic or foreign, shall investigate either of them;

and personnel of either Party shall be required to testify in connection therewith or shall be required to respond to procedures designed to discover information regarding the terms and conditions of this Agreement, such Party shall have the right to employ its own counsel in connection therewith and the affected Party will pay to such Party a per diem amount for their services based on its normal hourly or daily rate together with such disbursements and reasonable out-of-pocket expenses as may be incurred in connection therewith, including fees and disbursements of counsel incurred in connection with such testimony or participation.

Article 19
NOTICE

19.1 **Notice**. Each notice, demand or other communication required or permitted to be given under this Agreement shall be in writing and shall be sent by prepaid registered mail deposited in a post office addressed to the Party entitled to receive the same, or delivered to such Party, at the address for such Party specified above. The date of receipt of such notice, demand or other communication shall be the date of delivery thereof if delivered or, if given by registered mail as aforesaid, shall be deemed conclusively to be the third calendar day after the same shall have been so mailed, except in the case of interruption of postal services for any reason whatsoever, in which case the date of receipt shall be the date on which the notice, demand or other communication is actually received by the addressee.

19.2 **Change of Address**. Either Party may at any time and from time to time notify the other Parties in writing of a change of address and the new address to which notice shall be given to it thereafter until further change.

Article 20
GENERAL PROVISIONS

20.1 **Entire agreement**. This Agreement constitutes the entire agreement to date between the Parties hereto and supersedes every previous agreement, communication, expectation, negotiation, representation or understanding, whether oral or written, express or implied, statutory or otherwise, between the Parties hereto with respect to the subject matter of this Agreement and including, without limitation, the Letter of Intent.

20.2 **Enurement**. This Agreement will enure to the benefit of and will be binding upon the Parties hereto and their respective heirs, executors, administrators and assigns.

20.3 **Schedules**. The Schedules to this Agreement are hereby incorporated by reference into this Agreement in their entirety.

20.4 **Time of the essence**. Time will be of the essence of this Agreement.

20.5 **Representation and costs**. It is hereby acknowledged by each of the Parties hereto that Lang Michener LLP, Lawyers – Patent & Trade Mark Agents, act solely for the Optionee, and, correspondingly, that the Optionor has been required by each of Lang Michener LLP and the Optionee to obtain independent legal advice with respect to its review and execution of this Agreement. In addition, it is hereby further acknowledged and agreed by the Parties hereto that Lang Michener LLP, and certain or all of its principal owners or associates, from time to time, may have both an economic or shareholding interest in and to the Purchaser and/or a fiduciary duty to the same arising from either a directorship, officership or similar relationship arising out of the request of the Optionee for certain of such persons to act in a similar capacity while acting for the Optionee as counsel. Correspondingly, and even where, as a result of this Agreement, the consent of each Party hereto to the role and capacity of Lang Michener LLP, and its principal owners and associates, as the case may be, is deemed to have been received, where any conflict or perceived conflict may arise, or be seen to arise, as a result of any such capacity or representation, each Party hereto acknowledges and agrees to, once more, obtain independent legal advice in respect of any such conflict or perceived conflict and, consequent thereon, Lang Michener LLP, together with any such principal owners or associates, as the case may be, shall be at liberty at any time to resign any such position if it or any Party hereto is in any way affected or uncomfortable with any such capacity or representation. Each Party to this Agreement will also bear and pay its own costs, legal and otherwise, in connection with its respective preparation, review and execution of this Agreement and, in particular, that the costs involved in the preparation of this Agreement, and all documentation necessarily incidental thereto, by Lang Michener LLP, shall be at the cost of the Optionee.

20.6 **Applicable law**. The situs of this Agreement is Vancouver, British Columbia, Canada, and for all purposes this Agreement will be governed exclusively by and construed and enforced in accordance with the laws and Courts prevailing in the Province of British Columbia, Canada, and the federal laws of Canada applicable therein.

20.7 **Further assurances**. The Parties hereto hereby, jointly and severally, covenant and agree to forthwith, upon request, execute and deliver, or cause to be executed and delivered, such further and other deeds, documents, assurances and instructions as may be required by the Parties hereto or their respective counsel in order to carry out the true nature and intent of this Agreement.

20.8 **Currency**. Unless otherwise stipulated, all payments required to be made pursuant to the provisions of this Agreement and all money amount references contained herein are in lawful currency of the United States.

20.9 **Severability and construction**. Each Article, section, paragraph, term and provision of this Agreement, and any portion thereof, shall be considered severable, and if, for any reason, any portion of this Agreement is determined to be invalid, contrary to or in conflict with any applicable present or future law, rule or regulation in a final unappealable ruling issued by any court, agency or tribunal with valid jurisdiction in a proceeding to any of the Parties hereto is a party, that ruling shall not impair the operation of, or have any other effect upon, such other portions of this Agreement as may remain otherwise intelligible (all of which shall remain binding on the Parties and continue to be given full force and agreement as of the date upon which the ruling becomes final).

20.10 **Captions**. The captions, section numbers and Article numbers appearing in this Agreement are inserted for convenience of reference only and shall in no way define, limit, construe or describe the scope or intent of this Agreement nor in any way affect this Agreement.

20.11 **Counterparts**. This Agreement may be signed by the Parties hereto in as many counterparts as may be necessary and, if required, by facsimile, each of which so signed being deemed to be an original, and such counterparts together shall constitute one and the same instrument and notwithstanding the date of execution will be deemed to bear the Effective Date as set forth on the front page of this Agreement.

20.12 **No partnership or agency**. The Parties hereto have not created a partnership and nothing contained in this Agreement shall in any manner whatsoever constitute any Party the partner, agent or legal representative of any other Party, nor create any fiduciary relationship between them for any purpose whatsoever. No Party shall have any authority to act for, or to assume any obligations or responsibility on behalf of, any other party except as may be, from time to time, agreed upon in writing between the Parties or as otherwise expressly provided.

20.13 **Consents and waivers**. No consent or waiver expressed or implied by either Party hereto in respect of any breach or default by any other Party in the performance by such other of its obligations hereunder shall:

(a) be valid unless it is in writing and stated to be a consent or waiver pursuant to this section;

(b) be relied upon as a consent to or waiver of any other breach or default of the same or any other obligation;

(c) constitute a general waiver under this Agreement; or

(d) eliminate or modify the need for a specific consent or waiver pursuant to this section in any other or subsequent instance.

IN WITNESS WHEREOF each of the Parties hereto have hereunto set their respective hands and seals in the presence of their duly authorized signatories effective as of the Effective Date as set forth in the front page of this Agreement.

The CORPORATE SEAL of **MERCER GOLD CORP.**, the Optionor herein, was hereunto affixed in the presence of: Authorized Signatory	(C/S)
The CORPORATE SEAL of **URANIUM INTERNATIONAL CORP.**, the Optionee herein, was hereunto affixed in the presence of: Authorized Signatory	(C/S)

Schedule A

This is Schedule "A" to that certain Mineral Assets Option Agreement as entered into between Mercer Gold Corp., as Optionor, and Uranium International Corp., as Optionee, and respecting an Option to acquire the mineral Property interest Assets under the Optionor's Underlying Option Agreement with the Underlying Property Owner.

Letter of Intent

Refer to the materials attached hereto.

-- End of Schedule A --

URANIUM INTERNATIONAL CORP.
10475 Park Meadows Drive, Suite 600, Lone Tree, Colorado, U.S.A., 80124

April 3, 2009 Delivered and via e-mail

MERCER GOLD CORP.
1750 – 1185 West Georgia Street, Vancouver, British Columbia, Canada, V6E 4M7
Attention: Board of Directors

Dear Sirs:

Re: **Letter of Intent to acquire 100% interest in and to a certain Columbian Claims**

We understand that Mercer Gold Corp. (the "**Optionor**") is a party to a certain "Option Agreement", dated for reference March 4, 2010 (the "**Underlying Option Agreement**"), as entered into between the Optionor (as the Optionee thereunder) and Comunidad Mineral Guayables (the "**Underlying Property Owner**"; as the Optionor theruender); a copy of which Underlying Option Agreement being attached hereto as Schedule "A" and forming a material part hereof; pursuant to which the Optionor has acquired from the Underlying Property Owner an exclusive option (the "**Underlying Option**") to acquire a 100% legal, beneficial and registerable interest, free and clear of all liens, charges, encumbrances, claims, rights or interests of others, in and to certain mineral property concession interests which are held by way of license and which are located in the Municipality of Marmato, Columbia, and which are better known and described as the "Guayabales" property and which are detailed in Schedule A to the Underlying Option Agreement which is attached hereto (collectively, the "**Property**"); the exact particulars and sufficiency of which Property interests having heretofore already been provided by the Optionor to Uranium International Corp. (the "**Optionee**" herein; and the Optionor and the Optionee being also individually and collectively referred to herein as a "**Party**" and the "**Parties**" as the context so requires); and such Property interests being more particularly described in that certain prior National Instrument 43-101 – *Standards of Disclosure for Mineral Projects* ("**NI 43-101**"), as promulgated by the Canadian Securities Administrators, compliant technical report respecting the Property interests which has recently been provided by the Optionor to the Optionee.

The purpose of this letter of intent (the "**Letter of Intent**") is to summarize the mutual intentions and understandings of the Optionor and the Optionee regarding, among other things, the proposed granting by the Optionor to the Optionee of an exclusive option to acquire all the Optionor's current Underlying Option interests under the Underlying Option Agreement (the "**Option**") and, consequent thereon, not less than an undivided 100% legal, beneficial and registerable interest in and to the Property in accordance with the terms of the Underlying Option Agreement.

This Letter of Intent summarizes the basis upon which the Parties are prepared to negotiate with a view to entering into a binding Option or other form of agreement. This Letter of Intent, however, does not create a contract or impose obligations on the Parties other than as

set forth in sections 1, 4, 5 and 6 below; provided that it is acknowledged that this Letter of Intent supersedes and replaces all prior agreements or understandings between the Parties hereto with respect to the subject matter of this Letter of Intent.

It is acknowledged that the Optionee has been provided with certain information which describes the Property interests (such information is herein referred to, collectively, as the "**Disclosure Information**"). The transaction summarized in this Letter of Intent assumes that the Disclosure Information is accurate and complete in all material respects and that the Optionee is relying on such Disclosure Information as a condition of its providing and entering into this Letter of Intent with the Optionor with respect to its proposed Option.

1. Summary of the Option and transaction

1.1 Option. In order to keep the right and Option granted to the Optionee in respect of the Optionor's current Underlying Option interests under the Underlying Option Agreement in good standing and in force and effect during the Option period hereof (the "**Option Period**"); the Option Period being a period commencing on the Effective Date (as hereinafter defined and determined) hereof and continuing until the later of July 14, 2015 (being the latest date of the final cash payment due under the Underlying Option Agreement) and five years from the Effective Date hereof; it is presently expected that the Optionee shall be obligated to provide the following non-refundable cash payment (the "**Non-Refundable Cash Payment**"), the following restricted common stock share issuances (collectively, the "**Share Issuances**"), the following minimum cumulative expenditure commitments (each being an "**Expenditure Commitment**") and the following Underlying Option Agreement cash payments to and on behalf of the Optionor in the following denominations and in the following manner prior to the completion of the exercise of the Option in this instance:

(a) Non-Refundable Cash Payment: pay to the order and direction of the Optionor a Non-Refundable Cash Payment of U.S. $200,000 immediately upon the execution by the Parties of a Definitive Agreement (as hereinafter defined) (the "**Effective Date**" herein);

(b) Share Issuances: issue to the order and direction of the Optionor, both prior to and after the due and complete exercise of the Option during the Option Period as indicated hereinbelow, an aggregate of up to 20,000,000 restricted common shares in the share capital of the Optionee (each a "**Share**"), at a deemed issuance price of U.S. $0.50 per Share, in the following denominations and in the manner in each instance:

   (i) an initial Share Issuance of an initial 10,000,000 of the Shares within two business days of the Effective Date, to be issued to such persons as the Optionor may direct; and

   (ii) a final Share Issuance of the final 10,000,000 of the Shares to be issued to such persons as the Optionor may direct, within five business days of the Optionee's prior receipt of a "technical report" (as that term is defined in

section 1.1 of NI 43-101) confirming that any of the Property interests underlying the Underlying Option Agreement and the within Option have not less than 2,000,000 troy ounces of gold "mineral resources" in the categories of "measured", "indicated" and "inferred" (as such terms are defined in section 1.2 of NI 43-101).

In this regard the Optionor acknowledges and agrees that the Optionee makes no representations as to any resale or other restriction affecting the Shares and that it is presently contemplated that the Shares will be issued by the Optionee to the Optionor in reliance upon the registration and prospectus exemptions contained in certain sections of the United States *Securities Act* of 1933, as amended (the "**Securities Act**"), which will impose a trading restriction in the United States on the Shares for a period of at least six months from the date of issuance in each instance. In addition, the Optionor hereby also acknowledges and agrees that the within obligation of the Optionee to issue the Shares will be subject to the Optionee being satisfied that an exemption from applicable registration and prospectus requirements is available under the Securities Act and all applicable securities laws in respect of each of the Optionor and the Shares;

(c) Expenditure Commitments: provide funding for or expend, in accordance with the terms and conditions of this Letter of Intent, minimum cumulative Expenditures (as hereinafter defined) for Exploration and Development (as hereinafter defined) work on or in connection with any of the mineral interests comprising the Property interests of not less than U.S. $11,500,000 in the following manner:

(i) no less than an initial U.S. $1,500,000 of the Expenditures for Exploration and Development work shall be expended, or cause to be expended, by the Optionee on or in connection with any of the interests comprising the Property by December 31, 2010;

(ii) no less than a further U.S. $5,000,000 of the Expenditures for Exploration and Development work shall be expended, or cause to be expended, by the Optionee on or in connection with any of the interests comprising the Property December 31, 2011; and

(iii) no less than a final U.S. $5,000,000 of the Expenditures for Exploration and Development work shall be expended, or cause to be expended, by the Optionee on or in connection with any of the interests comprising the Property December 31, 2012;

provided, however, that total minimum cumulative Expenditures for Exploration and Development work of at least U.S. $11,500,000 must be expended, or cause to be expended, by the Optionee on or in connection with any of the interests comprising the Property at any time prior to December 31, 2012.

For the foregoing purposes: (i) **"Expenditures"** means all costs, expenses, charges, obligations and liabilities of whatever kind or nature expended, funded or incurred directly or indirectly by the Operator (as hereinafter defined) and the Optionee and including, without limitation, by any joint venture partner of the Optionee, on or in respect of the Property and in connection with the development of the Property during the Option Period and including, without limitation, all monies expended in maintaining the Property in good standing by the doing and filing of assessment work, by making tenure payments and by expending, funding or incurring all on-site Property costs and including, without limitation, the costs of Property payments, taxes, mapping, surveying, permitting, geophysical, geochemical and geological surveys, sampling, assaying, trenching, drilling, geochemical analyses, road building, drill site preparation, drafting, report writing, consultants, metallurgical testing, mining, metallurgical and economic studios, feasibility studies, reclamation and all other project expenditures, together with the supervision and management of all work done for the benefit of the Property; and (ii) **"Exploration and Development"** means, *inter alia*, all direct and indirect preparation, analysis (and activities incident thereto), administration and filing work and Expenditures conducted and incurred by the Operator and the Optionee on the Property, at their instruction, or on their behalf, or by assignment to another Party, for the purpose of determining the existence of a deposit in respect of the Property; and

(d) Underlying Option Agreement cash payments: pay, or cause to be paid, to or on the Optionor's behalf all underlying option, regulatory and governmental payments and assessment work required to keep the mineral Property interests comprising the Property and any underlying option agreements respecting any of the mineral Property interests comprising the Property in goodstanding during the Option Period of this Agreement and including, without limitation, all remaining cash payments required to be made to the Underlying Property Owner under the Underlying Option Agreement (collectively, the **"Underlying Option Agreement Payments"**).

1.2 Termination of Option. The Option shall immediately terminate upon 30-calendar days' prior written notice being first being provided by the Optionor to the Optionee:

(a) if the Optionee fails to make the required Non-Refundable Cash Payment in accordance with paragraph 1.1(a) hereinabove within the time period specified in paragraph 1.1(a);

(b) if the Optionee fails to make the required and initial Share Issuance in accordance with subparagraph 1.1(b)(i) hereinabove within the time period specified in subparagraph 1.1(b)(ii);

(c) if the Optionee fails to make, or cause to be made, any of the required minimum cumulative Expenditures for Exploration and Development work in connection

with any of the interests comprising the Property in accordance with paragraph 1.1(c) hereinabove within the time periods specified in paragraph 1.1(c); or

(d) if the Optionee fails to make any of the required Underlying Option Agreement Payments in accordance with paragraph 1.1(d) hereinabove within the time periods as specified under the Underlying Option Agreement.

In this regard the Optionee acknowledges and agrees that, should the Optionee having any indication that it may not be in a position to make any required Underlying Option Agreement Payment in accordance with paragraph 1.1(d) hereinabove within the time periods as specified under the Underlying Option Agreement, the Optionee will use its commercial reasonable efforts to provide the Optionor with reasonable and prompt written notice thereof in order that the Optionor make bring the Underlying Option Agreement Payments and the Underlying Option into good standing notwithstanding the termination of the Option pursuant to paragraph 1.1(d).

1.3 Right of Optionee to terminate Option. Prior to the exercise of the Option the Optionee may terminate the Option by providing a notice of termination to the Optionor in writing of its desire to do so at least 90 calendar days prior to its decision to do so. After such 90-calendar days' period the Optionee shall have no further obligations, financial or otherwise, under this Letter of Intent, except that the provisions of section 1.5 hereinbelow shall become immediately applicable to the Optionee upon providing such notice of termination to the Optionor.

1.4 Termination of Option and interest acquired in the Property. If the Option is so terminated in accordance with either of sections 1.2 or 1.3 hereinabove the Parties hereby acknowledge and agreed that the Optionee shall have no interest whatsoever in and to any of Optionor's current Underlying Option interests under the Underlying Option Agreement or, as a consequence, any of the mineral interests comprising the Property and, furthermore, that the Optionee shall continue to be bound by the provisions of section 1.5 herein.

1.5 Obligations upon termination. If the Option is terminated otherwise than upon the exercise thereof, then the Optionee shall:

(a) leave in good standing for a period of at least 180 calendar days from the termination of the Option those interests comprising the Property that are in good standing on the date thereof; and

(b) deliver at no cost to the Optionor within 60 calendar days of such termination copies of all reports, maps, assay results and other relevant technical data compiled by or in the possession of the Optionee with respect to the interests comprising the Property and not theretofore already furnished to the Optionor.

1.6 Deemed exercise of Option. At such time as the Optionee has made each of the required Non-Refundable Cash Payment, initial Share Issuance under subparagraph 1.1(b)(i), Expenditure Commitments and Underlying Option Agreement Payments in accordance with section 1.1

hereinabove, within the Option Period and the time periods as specified in section 1.1, then the Option shall be deemed to have been exercised by the Optionee, and the Optionee shall have thereby, in accordance with the terms and conditions of this Letter of Intent and without any further act required on its behalf, acquired an undivided 100% legal, beneficial and registerable interest in and to Optionor's current Underlying Option interests under the Underlying Option Agreement.

1.7 Operator. It is presently intended that after the Effective Date and prior to the due and complete exercise of the Option the Optionee or, at the Optionee's option, the Optionee's respective associate, nominee or such other unrelated entity as the Optionor may determine, will act as the operator (the "**Operator**") of the development of the Property under this Letter of Intent and any Definitive Agreement resulting therefrom. The Operator may resign as the Operator at any time by giving 30 calendar days' prior written notice to the Parties hereto and, within such 30-day period, the Parties may appoint another Party or a third party who covenants to act as the Operator upon such terms as the Parties shall agree. If the Operator is not the Optionor the Operator shall, prior to being appointed to act as the Operator, enter into a written agreement to assume the obligations of the Operator hereunder and to be bound by the terms and conditions of this Letter of Intent and any Definitive Agreement as the Operator. After the execution of this Letter of Intent the Operator shall have the full right, power and authority to do everything necessary or desirable in connection with the exploration and development of the interests comprising the Property and to determine the manner of operation of any of the Property as a mine.

2. Optionee's due diligence investigations

2.1 From the joint acceptance and execution date of this Letter of Intent by both Parties hereto (the "**Execution Date**") to and including seven calendar days from the Execution Date, the Optionee may conduct due diligence investigations in respect of the Optionor and the Property interests underlying the within Option (such period in time being the "**Optionee's Due Diligence Period**" herein). For purposes of such investigations the Optionor will give to the Optionee and its agents and representatives as soon as reasonably practicable after the Execution Date hereof full access to the Property interests and all books, records, financial and operating data and other information concerning the Property as the Optionee and its agents and representatives may reasonably request. If, at any time during the Optionee's Due Diligence Period, the Optionee determines that it is not satisfied, in its sole discretion, with the results of such investigations, it may elect not to proceed with the transactions contemplated hereby. In such instance the Optionee will notify the Optionor of such fact and thereupon this Letter of Intent will terminate and the Parties hereto will have not further obligations hereunder except the obligations set forth in section 4 below.

3. Negotiation and execution of a Definitive Agreement

3.1 While the Optionee is conducting the due diligence investigations described in section 2 above the Optionor and the Optionee will negotiate in good faith to complete and execute a definitive agreement (the "**Definitive Agreement**") setting out in detail the terms and conditions of the Option. The Definitive Agreement will incorporate the terms and conditions set out in this

Letter of Intent together with all other terms and conditions as the Parties or their legal advisors consider necessary or desirable, including standard representations, warranties and covenants, indemnities from the Parties relating to such representations, warrants and covenants, and conditions to closing. In particular, and without limiting the generality of the foregoing, the Parties shall structure the Option and negotiate the Definitive Agreement in a manner which is tax advantageous to each of the Parties hereto. If each of the Parties are satisfied with the results of their due diligence investigations, it is intended that negotiations of the terms of the Definitive Agreement and its execution will occur within 10 calendar days of the Execution Date hereof; provided, however, that it is hereby acknowledged that the Definitive Agreement may be subject to the prior acceptance of the respective shareholders of Parties hereto and such regulatory authorities as may have jurisdiction over the affairs of the Parties hereto.

4. Transaction costs

4.1 Each of the Parties will be responsible for all costs (including, but not limited to, legal fees and expenses) incurred by it in connection with the transactions contemplated hereby. The obligations of the Parties under this section 4 will survive the termination of this letter.

5. Due diligence and disclosure

5.1 Due diligence. Each Party may in a reasonable manner carry out such investigations and due diligence as to the other Party, at all times subject to the confidentiality provisions hereinbelow, as each Party deems necessary. In that regard the Parties agree that each shall have full and complete access to such documents and materials of the other Party as they, or their respective counsel, may deem reasonable and necessary to conduct an adequate due diligence investigation of each such Party, its respective operations and financial condition prior to the execution of a Definitive Agreement and the closing thereof.

5.2 Disclosure. Subject to the provisions hereinbelow, the Parties, for themselves, their officers, directors, shareholders, consultants, employees and agents agree that they each will not disseminate or disclose, or knowingly allow, permit or cause others to disseminate or disclose to third parties who are not subject to express or implied covenants of confidentiality, without the other Parties' express written consent, either: (i) the fact or existence of this Letter of Intent or discussions and/or negotiations between them involving, *inter alia*, possible business transactions; (ii) the possible substance or content of those discussions; (iii) the possible terms and conditions of any proposed transaction; (iv) any statements or representations (whether verbal or written) made by either Party in the course of or in connection with those discussions; or (v) any written material generated by or on behalf of any Party and such contacts, other than such disclosure as may be required under applicable securities legislation or regulations, pursuant to any order of a Court or on a "need to know" basis to each of the Parties respective professional advisors. Notwithstanding the provisions of this section, the Parties agree to make such public announcements of this Letter of Intent promptly upon its execution in accordance with the requirements of applicable securities legislation and regulations.

6. Exclusive dealing

6.1 As an inducement to the Optionee to proceed with its due diligence investigations and to negotiate and prepare a Definitive Agreement resulting from this Letter of Intent, the Optionor hereby agrees with the Optionee to deal exclusively and in confidence with the Optionee in respect of the matters set out herein and to take no action, directly or indirectly, which would impair the ability of the Optionor to complete the transactions contemplated hereby and, without limitation, hereby agrees and undertakes that, unless consented to in writing by the Optionee, it will not at any time prior to the earlier of the end of the Optionee's Due Diligence Period or the termination of the Option, if applicable, enter into, negotiate, solicit or knowingly encourage or participate in, any negotiations or discussions relating to any disposition of all or any interest in and to any of its current Underlying Option interests under the Underlying Option Agreement.

7. Assignment

7.1 No Party may sell, assign, pledge, mortgage or otherwise encumber all or any part of its interest in and to this Letter of Intent without the prior written consent of the other Party; such consent not to be unreasonably withheld by any Party; provided, however, that any Party may at anytime, and in its sole discretion and without the prior approval of the other Party, assign and transfer any interest herein to any subsidiary; subject at all times to the requirement that any such subsidiary remain owned by the Party hereto failing which any such interest must be immediately transferred back to such Party hereto; and provided further that any transfer of all or any part of a Party's interest shall be accompanied by the written agreement of any such assignee to assume the obligations of such Party hereunder and to be bound by the terms and conditions hereof.

8. General

8.1 Obligations. Other than the obligations set forth in sections 1, 4, 5 and 6 above, the Parties will not be obligated in any manner with respect to the transaction contemplated hereby (including obligations to negotiate in good faith) unless and until a Definitive Agreement is executed by the Parties.

8.2 Proper law. This Letter of Intent will be governed by and construed in accordance with the laws of the Province of British Columbia, Canada, and the federal laws of Canada applicable therein. The Parties submit to the jurisdiction of the courts of the Province of British Columbia with respect to any matters arising out of this letter of intent.

8.3 Arbitration. The Parties agree that all questions or matters in dispute with respect to this Letter of Intent shall be submitted to arbitration pursuant to the terms hereof. It shall be a condition precedent to the right of any Party to submit any matter to arbitration pursuant to the provisions hereof that any Party intending to refer any matter to arbitration shall have given not less than five calendar days' prior written notice of its intention to do so to the other Party together with particulars of the matter in dispute. On the expiration of such five calendar days the Party who gave such notice may proceed to refer the dispute to arbitration as provided for herein. The Party desiring arbitration shall appoint one arbitrator, and shall notify the other Party of such appointment, and the other Party shall, within five calendar days after receiving such notice, appoint an arbitrator, and the two arbitrators so named, before proceeding to act, shall,

within five calendar days of the appointment of the last appointed arbitrator, unanimously agree on the appointment of a third arbitrator, to act with them and be chairperson of the arbitration herein provided for. If the other Party shall fail to appoint an arbitrator within five calendar days after receiving notice of the appointment of the first arbitrator, and if the two arbitrators appointed by the Parties shall be unable to agree on the appointment of the chairperson, the chairperson shall be appointed under the provisions of the *Commercial Arbitration Act* (British Columbia) (the "**Arbitration Act**"). Except as specifically otherwise provided in this section, the arbitration herein provided for shall be conducted in accordance with such Arbitration Act. The chairperson, or in the case where only one arbitrator is appointed, the single arbitrator, shall fix a time and place in Vancouver, British Columbia, for the purpose of hearing the evidence and representations of the Parties, and he shall preside over the arbitration and determine all questions of procedure not provided for under such Arbitration Act or this section. After hearing any evidence and representations that the Parties may submit, the single arbitrator, or the arbitrators, as the case may be, shall make an award and reduce the same to writing, and deliver one copy thereof to each of the Parties. The expense of the arbitration shall be paid as specified in the award. The Parties agree that the award of a majority of the arbitrators, or in the case of a single arbitrator, of such arbitrator, shall be final and binding upon each of them.

8.4 Notice. Each notice, demand or other communication required or permitted to be given under this Letter of Intent shall be in writing and shall be sent by prepaid registered mail deposited in a post office addressed to the Party entitled to receive the same, or delivered to such Party, at the address for such Party specified above. The date of receipt of such notice, demand or other communication shall be the date of delivery thereof if delivered, or, if given by registered mail as aforesaid, shall be deemed conclusively to be the third calendar day after the same shall have been so mailed, or 15 calendar days in the case of an addressee with an address for service in a country other than a country in which the Party giving the notice, demand or other communication resides, except in the case of interruption of postal services for any reason whatsoever, in which case the date of receipt shall be the date on which the notice, demand or other communication is actually received by the addressee. Either Party may at any time and from time to time notify the other Parties in writing of a change of address and the new address to which notice shall be given to it thereafter until further change.

8.5 Entire agreement. This Letter of Intent constitutes the entire agreement to date between the Parties hereto and supersedes every previous agreement, communication, expectation, negotiation, representation or understanding, whether oral or written, express or implied, statutory or otherwise, between the Parties with respect to the subject matter of this Letter of Intent.

8.6 Enurement. This Agreement will enure to the benefit of and will be binding upon the Parties, their respective heirs, executors, administrators and assigns.

8.7 Further assurances. The Parties hereto hereby, jointly and severally, covenant and agree to forthwith, upon request, execute and deliver, or cause to be executed and delivered, such further and other deeds, documents, assurances and instructions as may be required by the Parties hereto or their respective counsel in order to carry out the true nature and intent of this Letter of Intent.

8.8 Severability and construction. Each section, paragraph, subparagraph, term and provision of this Letter of Intent, and any portion thereof, shall be considered severable, and if, for any reason, any portion of this Letter of Intent is determined to be invalid, contrary to or in conflict with any applicable present or future law, rule or regulation in a final unappealable ruling issued by any court, agency or tribunal with valid jurisdiction in a proceeding to any of the Parties hereto is a party, that ruling shall not impair the operation of, or have any other effect upon, such other portions of this Letter of Intent as may remain otherwise intelligible (all of which shall remain binding on the Parties and continue to be given full force and agreement as of the date upon which the ruling becomes final).

6.9 Counterparts. This Letter of Intent may be signed by the Parties hereto in as many counterparts as may be necessary, and via facsimile if necessary, each of which so signed being deemed to be an original and such counterparts together constituting one and the same instrument and, notwithstanding the date of execution, being deemed to bear the Execution Date as set forth below.

Acceptance and execution

Please confirm that this Letter of Intent accurately sets forth your understanding of the terms of the proposed transaction and the other matters discussed herein, by signing a copy of this Letter of Intent below and returning it to us. Upon our receipt we confirm that we will immediately seek Board of Directors' approval to the general terms of this Letter of Intent and move forward with our due diligence investigations respecting the Optionor and the Property. As the terms and conditions respecting our proposed offer to acquire an Option from you as set forth in this Letter of Intent are extremely sensitive and confidential, we confirm that the contents of this Letter of Intent should not be disclosed to any third party without our prior written approval. In addition, and as we are now ready, willing and able to perform upon the terms contained herein, we confirm that the offer contained in this Letter of Intent is open for acceptance by the Optionor only until 5:00 p.m. (Vancouver time) on Tuesday, April 6, 2010, failing the Optionor's acceptance of which our offer and the contents of this Letter of Intent will be deemed null and void and of no further force and effect whatsoever. In the interim, and while we await the Optionor's response, we remain,

Yours very truly,

URANIUM INTERNATIONAL CORP.

Per: ______________________
Authorized Signatory
CFO, Director

ACCEPTED on this 3rd day of April, 2010 (the Execution Date hereof), by the Optionor:

MERCER GOLD CORP.

Per: ______________________________
Authorized Signatory
RAHIM JIVRAJ, PRESIDENT

Schedule A

This is Schedule "A" to that certain Letter of Intent as entered into between Uranium International Corp., as Optionee, and Mercer Gold Corp., as Optionor, and respecting the Optionor's current Underlying Option interests under its Underlying Option Agreement.

Underlying Option Agreement

Refer to the copy of the Underlying Option agreement which is attached hereto.

-- End of Letter of Intent --

Schedule B

This is Schedule "B" to that certain Mineral Assets Option Agreement as entered into between Mercer Gold Corp., as Optionor, and Uranium International Corp., as Optionee, and respecting an Option to acquire the mineral Property interest Assets under the Optionor's Underlying Option Agreement with the Underlying Property Owner.

Underlying Option Agreement

Refer to the materials attached hereto.

-- End of Schedule B --

-- End of Mineral Assets Option Agreement --

OPTION AGREEMENT

THIS AGREEMENT is dated for reference the 4th day of March, 2010.

BETWEEN:

COMUNIDAD MINERA GUAYABALES, a Colombian entity regulated by the Civil Law of the Republic of Columbia, established by private document signed by its members on September 28th, 2002, registered at the Chamber of Commerce of Manizales on October 28th, 2002, in Book One, number 5439, and upon transferring its domicile to Medellin, was registered on February 8, 2002, in the Chamber of Commerce of Medellin, Book One, number 409, having a business address located at Calle 7 No. 39-205, Oficina 704 Medellin, Columbia.

(the "Optionor")

OF THE FIRST PART

AND

MERCER GOLD CORP., a body corporate incorporated pursuant to the laws of the Province of British Columbia and having an office located at Suite 1750 – 1185 West Georgia Street, Vancouver, B.C., Canada, V6E 4E6

(the "Optionee")

OF THE SECOND PART

WHEREAS:

A. The Optionor is the legal, beneficial and recorded owner of the mineral property interests (the "Property") located in the Marmato Mining District, Caldas Department, Republic of Colombia, as more particularly described in Schedule "A" attached hereto and made a part of this Agreement;

B. The Optionor wishes to grant to the Optionee and the Optionee wishes to acquire an option to acquire a 100% interest in and to the Property (the "Option") on the terms and subject to the conditions set out in this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and of the mutual promises, covenants, conditions, representations and warranties herein set out, the parties hereto agree as follows:

1 INTERPRETATION

1.1 For the purposes of this Agreement, including the recitals and any schedules hereto, unless there is something in the subject matter or context inconsistent therewith, the following words and expressions shall have the following meanings:

(a) "Agreement" means this option agreement, as amended from time to time;

(b) "Business Day" means a day on which commercial banks are generally open for business in Medellin, Republic of Colombia and in Vancouver, British Columbia other than a Saturday, Sunday or a day observed as a holiday in Medellin or in Vancouver;

(c) "Commercial Production" means the operation of the Property or any portion thereof as a producing mine and the production of mineral products therefrom (excluding bulk sampling, pilot plant or test operations);

(d) "Expenditures" mean all cash, expenses, obligations and liabilities, other than for personal injury or property damage, of whatever kind or nature spent or incurred directly or indirectly in connection with the exploration, development or equipping of the Property or any portion thereof for Commercial Production including, without limiting the generality of the foregoing, monies expended in constructing, leasing or acquiring all facilities, buildings, machinery and equipment in connection with Mining Work, in paying any taxes, fees, charges, payments or rentals (including payments in lieu of assessment work) or otherwise to keep the Property or any portion thereof in good standing (including any payment to or in respect of acquiring any agreement or confirmation from any holder of surface rights respecting the Property or any portion thereof), in carrying out any survey of the Property or any portion thereof, in doing geophysical, geochemical and geological surveys, in trenching, drilling, assaying, metallurgical testing, bulk sampling and pilot plant operations, in paying the fees, wages, salaries, travelling expenses, fringe benefits (whether or not required by law) of all persons engaged in work with respect to and for the benefit of the Property or any portion thereof, in paying for the food, lodging and other reasonable needs of such persons, in preparing any reports and in supervising and managing any work done with respect to and for the benefit of the Property or any portion thereof, or in any other respects necessary for the due carrying out of Mining Work, including any operator's overhead fees;

(e) "Mining Work" means every kind of work done on or in respect of the Property or the products therefrom by or under the direction of or on behalf of or for the benefit of a party and, without limiting the generality of the foregoing, includes assessment work, geophysical, geochemical and geological surveying, studies and mapping, investigating, trenching, drilling, designing, examining, equipping, improving, surveying, shaft sinking, raising, crosscutting and drifting, searching for, digging, trucking, sampling, working and procuring minerals, ores, metals and concentrates, surveying and bringing any mineral claims or other interests to lease or patent, reporting and all other work usually considered to be prospecting, exploration, development and mining work;

(f) "Option Exercise Date" shall have the meaning set out in Section 3.1; and

(g) "Property" means the mineral property interests more particularly described in Schedule "A" hereto, together with the mineral rights, personal property and permits associated

therewith, and shall include any renewal thereof and any other form of successor or substitute title thereto.

1.2 In this Agreement, all dollar amounts are expressed in lawful currency of the United States of America, unless specifically provided to the contrary.

1.3 The titles to the respective Articles, Sections and paragraphs hereof shall not be deemed to be a part of this Agreement but shall be regarded as having been used for convenience only.

1.4 Words used herein importing the singular number shall include the plural, and vice-versa, and words importing the masculine gender shall include the feminine and neuter genders, and vice-versa, and words importing persons shall include firms, partnerships and corporations.

2 REPRESENTATIONS AND WARRANTIES

2.1 The Optionee represents and warrants to the Optionor that:

(a) it is a company duly incorporated, validly subsisting and in good standing with respect to filing of annual reports under the laws of the Province of British Columbia and is or will be qualified to do business and to hold an interest in the Property in the jurisdiction in which the Property is located;

(b) it has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to in or contemplated by this Agreement and to carry out and perform all of its obligations and duties hereunder; and

(c) it has duly obtained all authorizations for the execution, delivery and performance of this Agreement, and such execution, delivery and performance and the consummation of the transactions herein contemplated will not conflict with, or accelerate the performance required by or result in any breach of any covenants or agreements contained in or constitute a default under, or result in the creation of any encumbrance, lien or charge under the provisions of its constating or initiating documents or any indenture, agreement or other instrument whatsoever to which it is a party or by which it is bound or to which it may be subject and will not contravene any applicable laws.

2.2 The Optionor represents and warrants to the Optionee that:

(a) it is a non profit entity, duly formed, legally organized and in good standing under the laws of the Republic of Colombia and that it is duly qualified to negotiate, acquire, own, explore, develop and exploit the Property;

(b) its President Mr. Rubén Dario Gaspar Trejos, having ID No. 4.445.859, was duly appointed by its General Assembly to be its legal representative (as evidenced by Minute No. 22 of a meeting of the General Assembly held on February 1, 2009, an authentic copy of which is attached as Schedule "B" hereto and the Certificate of Incorporation and Legal Representation of the Communidad Minera Guayabales, issued by the Chamber of Commerce of Medellin on January 10, 2010, an

authentic copy of which is attached as Schedule "C" hereto, which Schedules are made a part of this Agreement), with full power and authority to execute this Agreement without limitations or restrictions;

(c) it has full power and authority, according to its juridical nature and its by-laws, to carry on its business and to enter into this Agreement and into any agreement or instruments referred to or contemplated by this Agreement;

(d) it has duly obtained all authorizations for the execution, delivery and performance of this Agreement, and such execution, delivery and performance and the consummation of the transactions herein contemplated will not conflict with, or accelerate the performance required by or result in any breach of any covenants or agreements contained in or constitute a default under, or result in the creation of any encumbrance, lien or charge under the provisions of its constating or initiating documents or any indenture, agreement or other instrument whatsoever to which it is a party or by which it is bound or to which it may be subject and will not contravene any applicable laws;

(e) it is the sole legal, beneficial and recorded owner of a 100% interest in and to the Property;

(f) the Property is in good standing under the laws of the jurisdiction in which the Property is located;

(g) the Property is free and clear of all liens, charges and encumbrances and is not subject to any right, claim or interest of any other person;

(h) it has complied with all laws in effect in the Caldas Department, Municipality of Marmato, Republic of Colombia in which the Property is located with respect to the Property, and such Property has been duly and properly recorded in accordance with such laws, and that the Optionee may enter in, under or upon the Property for all purposes of this Agreement without making any payment to, and without accounting to or obtaining the permission of, any other person other than any payment required to be made under this Agreement;

(i) all taxes, royalties, assessments, rentals, or other charges or payments due in respect of the Property have been paid, and that all filings required in respect of the Property are up to date, other than pursuant to Section 5.6;

(j) it can assign or transfer all of its mineral property rights and interests associated with the Property to the Optionee upon exercise of the Option;

(k) conditions on and relating to the Property and operations conducted thereon are in compliance with all applicable laws, regulations or orders relating to environmental matters including, without limitation, waste disposal and storage;

(l) there are no outstanding orders or directions relating to environmental matters requiring any work, repairs, construction or capital expenditures with respect to the Property and the conduct of the operations related thereto, nor has it received any notice of the same, and it is not aware of any basis on which any such orders or direction could be made;

(m) there is no adverse claim or challenge against or to the ownership of or title to the Property, or any portion thereof nor is there any basis therefor and there are no outstanding agreements or options to acquire or purchase the Property or any portion thereof or interest therein and no person has any royalty or interest whatsoever in production or profits from the Property or any portion thereof, other than the royalty payable to Section 5.6; and

(n) it is not aware of any material fact or circumstance which has not been disclosed to the Optionee which should be disclosed in order to prevent the representations and warranties in this section from being misleading or which may be material in the Optionee's decision to enter into this Agreement and acquire an interest in the Property.

2.3 The representations and warranties hereinbefore set out are conditions on which the parties have relied in entering into this Agreement, are to be construed as both conditions and warranties and shall, regardless of any investigation which may have been made by or on behalf of any party as to the accuracy of such representations and warranties, survive the closing of the transaction contemplated hereby and each of the parties will indemnify and save the other harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation or warranty contained in this Agreement, and each party shall be entitled, in addition to any other remedy to which it may be entitled, to set off any such loss, damage or costs suffered by it as a result of any such breach against any payment required to be made by it to any other party hereunder.

3 OPTION

3.1 The Optionor hereby irrevocably grants to the Optionee (and/or the Optionee's wholly-owned subsidiary to be incorporated under the laws of the Republic of Colombia or under the laws of such other jurisdiction as may be determined to be appropriate by the Optionee) the sole and exclusive right and option to acquire a One Hundred percent (100%) interest in and to the Property, free and clear of all liens, charges, encumbrances, claims, rights or interest of any other person, such Option to be exercisable by the Optionee:

(a) paying to the Optionor an aggregate Four Million Dollars (US$4,000,000) in the instalments and by the dates specified as follows:

(i) US$20,000 on the date of execution of the letter of intent dated October 14, 2009, entered into between the Optionee and the Optionor (the "Letter of Intent"), which amount has been paid in full;

(ii) an additional US$40,000 on or by ninety (90) days from the date of execution of the Letter of Intent, which amount has been paid in full;

(iii) an additional US$40,000 on or by April 14, 2010;

(iv) an additional US$55,000 on or by July 14, 2010;

(v) an additional US$55,000 on or by October 14, 2010;

(vi) an additional US$65,000 on or by January 14, 2011;

(vii) an additional US$75,000 on or by April 14, 2011;

(viii) an additional US$75,000 on or by July 14, 2011;

(ix) an additional US$85,000 on or by October 14, 2011;

(x) an additional US$85,000 on or by January 14, 2012;

(xi) an additional US$160,000 on or by July 14, 2012;

(xii) an additional US$160,000 on or by January 14, 2013;

(xiii) an additional US$190,000 on or by July 14, 2013;

(xiv) an additional US$190,000 on or by January 14, 2014;

(xv) an additional US$230,000 on or by July 14, 2014;

(xvi) an additional US$230,000 on or by January 14, 2015; and

(xvii) an additional US$2,245,000 on or by July 14, 2015;

and the date the Optionee exercises the Option by completing these payments is referred to herein as the "Option Exercise Date". In the event any option payment for any period set out above is not met, then the Option will terminate and be of no further force or effect, subject to the provisions of Section 18.1.

3.2 The Optionee, at its sole discretion, can elect to accelerate the timing of the option payments outlined in Section 3.1 and, thereby, exercise the Option.

4 PROPERTY INFORMATION

4.1 Upon execution of this Agreement, the Optionor shall deliver to the Optionee all geological and technical reports, databases, samples, title reports, title opinions, drill cores and engineering data of any kind whatsoever pertaining to the Property or related to exploration and mining work conducted on or in respect of the Property which has not been previously delivered to the Optionee.

5 LIMITED MINING RIGHT

5.1 During the term of the Option, the Optionor shall have the right to continue to conduct limited mining operations on and from the Property at the current rate of production not to exceed an aggregate 80 metric tonnes of ore per day (the "Limited Mining Right"), provided that such mining operations are confined within the geographic area in which mining operations are currently being conducted by the Optionor. The right to conduct mining operations is limited to members of the Optionor actually engaged in mining at the Property as of the date of this Agreement (the "Authorized Parties"), which members are more particularly described in Schedule "D" attached hereto and made a part of this Agreement. No substitution of the persons constituting the Authorized Parties will be permitted and no other party(ies) shall be allowed to carry out mining activities on the Property during the term of this Agreement.

5.2 The Optionor shall maintain all appropriate production records with respect to the Limited Mining Right and provide such records to the Optionee quarterly.

5.3 In carrying out mining operations on the Property pursuant to its Limited Mining Right, the Optionor will:

(a) keep the Property free and clear of all liens, charges and encumbrances arising from its operations hereunder and proceed with all diligence to contest or discharge any lien that is filed;

(b) pay or cause to pay all workers and wage earners employed by the Optionor or its contractors on the Property, and pay for all materials, services and supplies purchased or delivered in connection with its activities on or with respect to the Property; and

(c) conduct all work on or with respect to the Property in careful and minerlike manner and in compliance with all applicable laws, including environmental laws, rules, order and regulations and the terms of any permits or licences that comprise the Property, and for greater certainty will not use or permit the use of mercury in connection with the recovery of gold or silver on the Property and will indemnify and save the Optionee harmless from any and all claims, suits, demands, losses and expenses including, without limitation, those regarding environmental matters, made or brought against it as a result of work done or any act or thing done or omitted to be done by the Optionor on or with respect to the Property.

5.4 The Optionor's Limited Mining Right shall terminate on the earlier of:

(a) the date the Optionee exercises the Option; or

(b) 30 days after receiving written notice from the Optionee of the termination of the Limited Mining Right and, in such event, the Optionee shall pay to the Optionor by way of compensation for such termination, the sum of Six Hundred Thousand Dollars (US$600,000) in lawful money of the United States of America.

5.5 Upon the termination of its Limited Mining Right, the Optionor shall:

(a) leave the Property:

(i) free and clear of all liens, charges and encumbrances arising from its mining operations on the Property;

(ii) in a safe and orderly condition; and

(iii) in a condition which is in compliance with all permits or licences that pertain to the Property, environmental laws, rules and orders of governmental authorities including those regarding reclamation and rehabilitation of all disturbances resulting from the Optionor's use and occupancy of the Property;

(b) perform all such reclamation, rehabilitation, restoration and abandonment work in respect of the Property as is necessary to ensure present and future compliance with laws applicable to the parties and the Property in respect of the activities of the Optionor, its employees, agents, contractors, and other representatives on the Property;

(c) deliver to the Optionee, within ninety (90) days of a written request therefor, a report on all work carried out by the Optionor on the Property (limited to relevant matters only) together with copies of all the maps showing the location of samples, drill holes assays, lab results and other technical data compiled by the Optionor with respect to the Property;

(d) have the obligation to remove from the Property, within three (3) months of the effective date of termination, all facilities erected, installed or brought to the Property by, or at the request of the Optionor, failing which such facilities will then become the property of the Optionee; and

(e) deliver to the Optionee, if applicable, any duly executed transfer of title to the Limited Mining Right deemed necessary by the Optionee or its representatives.

5.6 The Optionor shall pay all royalties due in respect of the Limited Mining Right to local, departmental and/or federal governments or agencies.

6 RIGHT OF ENTRY AND DUTIES

6.1 During the term of the Option, the Optionee, its employees, agents, contractors and other representatives will have the right to enter upon the Property, explore for minerals thereon, bring and erect upon the Property such mining facilities and equipment as it may consider advisable and remove material of up to 1,000 tonnes for the purposes of bulk testing or similar operations, always subject to the provisions of Section 5.1.

6.2 The Optionee will permit and provide to the Optionor or its duly authorized representatives in writing, reasonable access to the Property provided that such access is not disruptive to the mining operations of the Optionee.

6.3 The Optionee shall have the duties and obligations to:

(a) commencing on the date of execution of this Agreement, maintain the Property in good standing by the doing and filing, or payment in lieu thereof, of all necessary Mining Work and payment of all title fees, taxes and other charges related to the Property required to be paid, other than pursuant to Section 5.6;

(b) conduct all Mining Work on the Property in a careful and minerlike manner and in accordance with the applicable laws (including environmental laws) of the Republic of Colombia; and

(c) provide to the Optionor a summary report outlining the Mining Work conducted on the Property during each quarterly period.

6.4 The Optionor shall have the duties and obligations to:

(a) refrain from performing any act, omission or thing which would or might in any way adversely affect the rights of the Optionee hereunder;

(b) keep the property free and clear of all liens, charges and encumbrances other than those arising from the operations of the Optionee hereunder, and proceed with all diligence to contest or discharge any lien that is filed;

(c) promptly provide to the Optionee any and all notices and correspondence from government agencies in respect of the Property;

(d) co-operate fully with the Optionee in obtaining any surface and other rights and government permits on, over or related to the Property as the Optionee deems desirable;

(e) execute and deliver to the Optionee such powers of attorney, consents and authorizations as are, in the reasonable opinion of counsel to the Optionee, necessary or desirable to allow the Optionee to carry out activities on or with respect to the Property as contemplated hereunder; and

(f) take all reasonable steps to deny access to the Property to any unauthorized person(s), report any unauthorized entry or attempted entry onto the Property to all governmental and police authorities having jurisdiction and will immediately notify the Optionee of any such incident.

7 INDEMNITY

7.1 The Optionor agrees to indemnify and save harmless the Optionee from and against all suits, claims, demands, losses, liabilities and expenses in respect of activities conducted on the Property by the Optionor and any other parties, but other than the Optionee.

7.2 The Optionee agrees to indemnify and save harmless the Optionor from and against all suits, claims, demands, losses, liabilities and expenses in respect of activities conducted on the Property by the Optionee.

8 VESTING OF INTEREST

8.1 Forthwith upon the Optionee exercising the Option by completing the requirements of Section 3.1, a One Hundred percent (100%) interest in and to the Property shall vest, and shall be deemed for all purposes hereof to have vested, in the Optionee (and/or the Optionee's wholly-owned subsidiary to be incorporated under the laws of the Republic of Colombia).

8.2 Upon completion of the option payments outlined in Section 3.1, the Optionor will deliver to the Optionee a recordable transfer or transfers of a One Hundred percent (100%) interest in and to the Property, and the Optionee shall be entitled forthwith to record such transfer documents in the appropriate land title office in the jurisdiction in which the Property is located.

8.3 The parties acknowledge the right and privilege of the Optionor and Optionee to file, register and/or to otherwise deposit a memorandum of this Agreement, caveat, or lis pendens at any time in the appropriate land title office for the jurisdiction in which the Property is located to give third parties notice of this Agreement, and hereby agree, each with the other, to do or cause

to be done all acts or things reasonably necessary to effect such filing or registration to the extent permitted by the laws of the Republic of Colombia.

9 **TERMINATION OF OPTION**

9.1 In the event of default in the performance of the requirements of Section 3.1, then subject to the provisions of Section 9.3 and Section 18.1 of this Agreement, the Option and this Agreement shall terminate.

9.2 The Optionee shall have the right to terminate this Agreement, or abandon all right, title and interest in any portion of the Property, by giving thirty (30) days' written notice of such termination or abandonment to the Optionor, and upon the effective date of such termination of this Agreement, or abandonment of any portion of the Property, this Agreement shall be of no further force and effect to the extent of such termination or abandoned portion of the Property, except the Optionee shall be required to perform any obligations which are the responsibility of the Optionee as specified under the provisions of this Agreement and which have not been satisfied.

9.3 Notwithstanding any other provisions of this Agreement, in the event of termination of this Agreement, or the abandonment of any portion of the Property, the Optionee shall:

(a) ensure that the Property will be left in good standing with respect to the filing of annual assessment work and the payment of rental fees for a period of at least sixty (60) days from the effective date of such termination or abandonment;

(b) deliver, in hard copy format, to the Optionor any and all reports, samples, drill cores and engineering data of any kind whatsoever pertaining to the Property or related to Mining Work which has not been previously delivered to the Optionor;

(c) perform or secure the performance of all reclamation and environmental rehabilitation as may be required by all applicable legislation in respect to the activities of the Optionee, its employees, agents, contractors, subcontractors, and other representatives on the Property; and

(d) upon notice from the Optionor, remove all materials, supplies and equipment from the Property, or from the portion thereof so abandoned, erected, installed or brought to the Property by, or at the request of the Optionee, provided however, that the Optionor may dispose of any such materials, supplies or equipment not removed from the Property within six (6) months of receipt of such notice by the Optionee.

10 **CONFIDENTIALITY**

10.1 All information and data concerning or derived from Mining Work shall be confidential and, except to the extent required by law or by regulation of any securities commission, stock exchange or other regulatory body, shall not be disclosed to any person other than a party's professional advisors without the prior written consent of the other party or parties, which consent shall not unreasonably be withheld.

11 RESTRICTIONS ON ALIENATION

11.1 The Optionee shall not sell, grant, assign, transfer or otherwise dispose of all or any portion of its interest or rights in the Property or under this Agreement, unless the grantee, assignee or transferee of any such interest will have first delivered to the Optionee and the Optionor its agreement related to this Agreement and to the Property, containing a covenant by such grantee, assignee or transferee to perform all the obligations of the Optionee to be performed under this Agreement in respect of the interest or rights in the Property or under the Agreement to be acquired by it from the Optionor.

11.2 The Optionor shall not sell, transfer, convey, assign, mortgage or grant an option in respect of or grant a right to purchase or in any manner transfer, alienate or encumber all or any portion of its interest or rights in the Property or under this Agreement.

12 LABOUR LIABILITY

12.1 The Optionee shall not bear any responsibility or liability for personnel currently related or linked to the Optionor.

13 NOTICE

13.1 Any notice required or permitted to be given under this Agreement shall be in writing and delivered by facsimile transmission, courier or by hand, in each case addressed to the intended recipient at the address and fax number set out below, or at such other address or fax number as either party may provide to the other from time to time in writing:

In the case of the Optionor:

Calle 7 No. 39-205, Oficina 704
Medellin, Colombia
Attention: Ruben Dario Gaspar Trejos
Facsimile: +011 57 4 312 6071

In the case of the Optionee:

Suite 1750 – 1185 West Georgia Street
Vancouver, B.C., Canada, V6E 4E6
Attention: Rahim Jivraj, President
Facsimile: +1 604 909 1834

13.2 Any such notice, if sent by facsimile, shall be deemed to have been received on the Business Day of the sending if sent during normal business hours (otherwise on the following Business Day), or if delivered by courier or by hand shall be deemed to have been received at the time it is delivered to the applicable address noted above either to the individual designated above or to an individual at such address having apparent authority to accept deliveries on behalf of the addressee. Notice of change of address shall be governed by Section 13.1.

14 FURTHER ASSURANCES

14.1 Each of the parties covenants and agrees, from time to time and at all times, to do all such further acts and execute and deliver all such further deeds, documents and assurances as may be reasonably required in order to fully perform and carry out the terms and intent of this Agreement.

15 TIME OF THE ESSENCE

15.1 Time shall be of the essence in the performance of this Agreement.

16 ENUREMENT

16.1 This Agreement shall enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

17 FORCE MAJEURE

17.1 No party will be liable for its failure to perform any of its obligations under this Agreement due to a cause beyond its reasonable control (except those caused by its own lack of funds) including, but not limited to, acts of God, fire, storm, flood, explosion, strikes, lockouts or other industrial disturbances; acts of public enemy, war, riots, civil strife, insurrection, rebellion or disobedience on behalf of any third party or group; other actions by citizen groups, including but not limited to environmental organizations or native rights groups; inability to obtain on reasonably acceptable terms any public or private license, permit or other authorization; curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of environmental protection laws; other laws, rules and regulations or orders of any duly constituted governmental authority, or non-availability of materials or transportation (each an "Intervening Event").

17.2 All time limits imposed by this Agreement will be extended by a period equivalent to the period of delay resulting from an Intervening Event.

17.3 A party relying on the provisions of Section 17.1 hereof, insofar as possible, shall promptly give written notice to the other party of the particulars of the Intervening Event, shall give written notice to all other parties as soon as the Intervening Event ceases to exist, shall take all reasonable steps to eliminate any Intervening Event and will perform its obligations under this Agreement as far as practicable, but nothing herein will require such party to settle or adjust any labour dispute or to question or to test the validity of any law, rule, regulation or order of any duly constituted governmental authority or to complete its obligations under this Agreement if an Intervening Event renders completion impossible.

18 DEFAULT

18.1 (a) In the event that the Optionee is in default of any of its obligations hereunder, other than the Option payments under Section 3.1, the Optionee will not lose any rights under this Agreement, nor shall the Agreement or the Option terminate, until the Optionor has given to the Optionee written notice of such default and the Optionee does not take any reasonable steps to cure such default within ninety (90) days from the date of receipt of such notice by the Optionee.

(b) In the event that the Optionee is in default of any of its obligations under paragraph 3.1, the Optionee will not lose any rights under this Agreement, nor shall the Agreement or the Option terminate, until the Optionor has given to the Optionee

written notice of such default and the Optionee does not pay: (i) 1/3 of the respective Option payment due under Section 3.1 immediately upon receipt of such notice by the Optionee; (ii) an additional 1/3 of the respective Option payment due under Section 3.1 within sixty (60) days from the date of receipt of such notice by the Optionee; and (iii) the remaining 1/3 of the respective Option payment due under Section 3.1 within ninety (90) days from the date of receipt of such notice by the Optionee.

19 SEVERABILITY

19.1 If any one or more of the provisions contained herein should be invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provisions shall not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

20 AMENDMENT

20.1 This Agreement may not be changed orally but only by an agreement in writing, signed by the party against which enforcement, waiver, change, modification or discharge is sought.

21 ENTIRE AGREEMENT

21.1 This Agreement constitutes and contains the entire agreement and understanding between the parties and supersedes all prior agreements (including the Letter of Intent dated October 14, 2009 made between the parties hereto and approved by the Optionor as evidenced by Minute No. 23 of a meeting of its General Assembly held on September 7, 2009 attached as Schedule "E" hereto), memoranda, correspondence, communications, negotiations and representations, whether oral or written, express or implied, statutory or otherwise between the parties or any of them with respect to the subject matter hereof.

22 OPTION ONLY

22.1 This Agreement provides for an option only, and except as specifically provided otherwise, nothing herein contained shall be construed as obligating the Optionee to do any acts or make any payments hereunder and any act or acts or payment or payments as shall be made hereunder shall not be construed as obligating the Optionee to do any further act or make any further payment.

23 GOVERNING LAW

23.1 This Agreement shall be governed by and interpreted in accordance with the laws of the Republic of Colombia.

24 ARBITRATION

24.1 Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be settled by arbitration in accordance with the Rules of Procedure of the Inter-American Commercial Arbitration Commission ("IACAC") in effect on the date of this Agreement. The arbitration panel shall be comprised of three (3) experienced and qualified arbitrators, each independent of the Optionor and the Optionee. The Optionor and the Optionee shall each select one (1) arbitrator in the manner provided by the Rules of Procedure referred to above and such arbitrators shall, by agreement, select the third arbitrator. In the event that either the Optionor or the Optionee shall abstain from doing so, IACAC shall appoint such third arbitrator. The decision of the arbitration panel shall be by majority vote. The arbitration proceedings shall be conducted in Bogota, Republic of Colombia and the languages to be used in the arbitration proceedings shall be English and Spanish. Judgment upon the award rendered by the arbitrators may be entered in any court of competent jurisdiction and any award issued by the arbitrators is to be final and binding upon the parties who hereby waive all right of appeal thereon.

IN WITNESS WHEREOF the parties have executed this Agreement as of the day, month and year first above written.

THE COMMON SEAL of **COMUNIDAD MINERA GUAYABALES** was hereto affixed in the presence of:) c/s

Rubén Dario Gaspar D.

Authorized Signatory

Rubén Dario Gaspar D.

Name

Representante Legal

Title

THE COMMON SEAL of **MERCER GOLD CORP.** was hereto affixed in the presence of:) c/s

Rahim Jivraj, President

THIS IS SCHEDULE "A" TO THE OPTION AGREEMENT DATED FOR REFERENCE MARCH 4, 2010 MADE BETWEEN COMUNIDAD MINERA GUAYABALES AND MERCER GOLD CORP.

Description of Property

Licence	Title Holder	Kind	Department	Municipality	Registry No.	Area (Hectares)	Expiry Date
LH0071-17	Comunidad Minera Guayabales	Licence	Caldas	Marmato	HHX B-01	247.85	28-03-2032

The Guayabales license corners defining the Guayabales Project in Latitude & Longitude WGS-84.

License	Corner	Latitude	Longitude
Guayabales	1	N 5° 29' 14.3"	W 75° 36' 31"
	2	N 5° 29' 39"	W 75° 36' 30.9"
	3	N 5° 29' 39"	W 75° 36' 24.4"
	4	N 5° 29' 55.2"	W 75° 36' 24.4"
	5	N 5° 29' 55.3"	W 75° 36' 35.7"
	6	N 5° 29' 22.9"	W 75° 37' 29.4"
	7	N 5° 28' 40.5"	W 75° 37' 29.5"
	8	N 5° 28' 45.7"	W 75° 37' 19.8"
	9	N 5° 28' 50.3"	W 75° 37' 19.7"
	10	N 5° 28' 50.3"	W 75° 37' 11.6"



THIS IS SCHEDULE "B" TO THE OPTION AGREEMENT DATED FOR REFERENCE MARCH 4, 2010 MADE BETWEEN COMUNIDAD MINERA GUAYABALES AND MERCER GOLD CORP. COMPRISED OF MINUTE NO. 22 OF A MEETING OF THE GENERAL ASSEMBLY HELD ON FEBRUARY 1, 2009

AG – 54

EXTRACT

THE COMMUNIDAD MINERA, HEREINAFTER TO ALSO BE IDENTIFIED AS GUAYABALES
NIT 8100005405-0

MINUTES OF THE ORDINARY GENERAL MEETING
NUMBER 22
(FEBRUARY 01, 2009)

At eight o'clock in the morning (8:00 am) of Sunday, the first day of April in the year 2009, at the community headquarters of the Comunidad Minera, hereinafter to also be identified as Guayabales, a session of the Ordinary General Meeting convened by the President was held, in accordance with the bylaws, with the following Agenda.

1) ...

2) Quorum

3) ...

4) ...

5) Election of the Board of Directors

6) ...

7) ...

8) ...

9) ...

The Meeting was chaired by the President, Mr. Ruben Dario Gaspar Trejos, with Secretary. Mr. Luis Carlos Ramos A. The agenda was then submitted and unanimously approved by the members of the Comunidad.

2) Quorum

It was confirmed that fifteen (15) members of the Community, who represent 100% of the associates, were present. Therefore, in accordance with the bylaws of the Comunidad Minera, hereinafter to also be known as Guayabales, the Meeting may proceed.

3) ...

4) ...

5) Election of the Board of Directors

As is customary, the only slate of candidates was presented and unanimously approved. As a result, the Board of Directors of the Comunidad Minera, hereinafter to also be known as Guayabales for the 2009 Period is a follows:

DIRECTORS

Name Title

Ruben Dario Gaspar Trejos	President
Francisco Adan Castro Echeverri	Vice President
Luis Carlos Ramos Abello	Secretary
Jesus Antonio Garcia	Treasurer

ATERNATE MEMBERS	Title
Jhon Cesar Gomez Garcia	Secretary
Hernan Rojas Guzman	Treasurer

6) ...

7) ...

8) ...

9) ...

... Once the Agenda was fully addressed, all the proposals were opened to debate and unanimously approved by all the members.

After a short recess in order to draft this Minutes, the Agenda was fully addressed at two o'clock in the afternoon (2:00 pm), the Ordinary General Meeting was concluded on 01 February 2009. The minutes were opened for discussion and unanimously approved by all the members in attendance.

[Signed]
RUBEN DARIO GASPAR TREJOS
President

[Signed]
LUIS CARLOS RAMOS A.
Secretary

THIS IS SCHEDULE "C" TO THE OPTION AGREEMENT DATED FOR REFERENCE MARCH 4, 2010 MADE BETWEEN COMUNIDAD MINERA GUAYABALES AND MERCER GOLD CORP. COMPRISED OF THE CERTIFICATE INCORPORATION AND LEGAL REPRESENTATION OF THE COMMUNIDAD MINERA GUAYABALES, ISSUED BY THE CHAMBER OF COMMERCE OF MEDELLIN ON JANUARY 10, 2010

EXTRACT

CERTIFICATE OF INCORPORATION AND LEGAL REPRESENTATION OF NON-PROFIT ORGANIZATION CHAMBER OF COMMERCE OF MEDELLÍN FOR ANTIOQUIA

THE SECRETARY OF THE CHAMBER OF COMMERCE OF MEDELLÍN FOR ANTIOQUIA, in the exercise of the faculties conferred by Sections 43 and 144 of Decree 2150 of 1995 and its Regulations and Decree 0427 of 1996,

CERTIFIES

NAME:	LA COMUNIDAD MINERA hereinafter to also be known as Guayabales.
ESAL No:	21-010746-28 [Registration number for non-profit organizations]
ADDRESS:	MEDELLÍN
NIT [Tax ID number]:	810005405-0

CERTIFIES

CONSTITUTION: That the Articles of Incorporation of 28 September 2002, of the Associates, initially registered with the Chamber of Commerce of Manizales on 28 October 2002 in Book 1 under number 5439, and later registered in this Entity on 08 February 2008, in Book 1 under Number 409, a non-profit organization was constituted under the name:

LA COMUNIDAD MINERA hereinafter to be also identified as Guayabales.

CERTIFIES

LEGAL REPRESENTATION: That the President of the Board of Directors is the Legal Representative of the Organization and may execute contracts, grant powers of attorney, and in general, carry out any and all acts pertinent to the customary development of the organization, and always in accordance with its bylaws and regulations.

The functions of the Vice President are the same functions of the President when filling the President's vacancy.

CERTIFIES

BOARD OF DIRECTORS

TITLE	NAME
PRESIDENT	Ruben Dario Gaspar Trejos
ALTERNATE	Francisco Adan Castro Echeverri

CERTIFIES

Through Minute No. 22 of 1 February 2009, of the Ordinary General Meeting of the Association registered in this Camara on 30 April 2009, in Book 1, Number 1558:

BOARD OF DIRECTORS

TITLE	NAME
PRINCIPAL	Ruben Dario Gaspar Trejos
PRINCIPAL	Francisco Adan Castro Echeverri
PRINCIPAL	Luis Carlos Ramos Abello
PRINCIPAL	Jesus Antonio Garcia
ATERNATE	Jhon Cesar Gomez Garcia
ATERNATE	Hernan Rojas Guzman

Medellín, 10 January 2010.

[Signed]
Gloria Maria Espinoza Alzate

THIS IS SCHEDULE "D" TO THE OPTION AGREEMENT DATED FOR REFERENCE MARCH 4, 2010 MADE BETWEEN COMUNIDAD MINERA GUAYABALES AND MERCER GOLD CORP.

Authorized Parties

Rubén Dario Gaspar Trejos
Hernando de Jesús Bedoya
Luis Carlos Ramos Abella
Carlos Arturo Ramos Bonilla
Luis Carlos Bedoya
Francisco Adán Castro Echeverri
Gonzalo Pérez Echeverri
Victor Hernán Moreno
Amado de Jesús Tobón Vasquez
Hernán Rojas Guzmán
Edward Gómez Garcia
Jesús Antonio Garcia
Cesar Gómez
Luis Eduardo Muñoz
John Cesar Gomez Garcia

THIS IS SCHEDULE "E" TO THE OPTION AGREEMENT DATED FOR REFERENCE MARCH 4, 2010 MADE BETWEEN COMUNIDAD MINERA GUAYABALES AND MERCER GOLD CORP. COMPRISED OF MINUTE NO. 23 OF A MEETING OF THE GENERAL ASSEMBLY HELD ON SEPTEMBER 7, 2009

AG – 54

EXTRACT

THE COMMUNIDAD MINERA, HEREINAFTER TO ALSO BE IDENTIFIED AS GUAYABALES
NIT 8100005405-0

MINUTES OF THE ORDINARY GENERAL MEETING
NUMBER 23
(SEPTEMBER 07, 2009)

At eight o'clock in the morning (8:00 am) of Monday, 07 September in the year 2009, at the camp located at the La Cacica mine, Guayabales sector, Cabras vereda, municipality of Marmato, Caldas, a session of the Extraordinary General Meeting convened by the President was held, in accordance with the bylaws, with the following Agenda.

1) …

2) Quorum

3) …

4) …

5) Reading and approval of the Mercer Gold Proposal

6) …

7) …

8) …

The Meeting was chaired by the President, Mr. Ruben Dario Gaspar Trejos, with Secretary. Mr. Luis Carlos Ramos A. The agenda was then submitted and unanimously approved by the members of the Comunidad.

1)…

2) Quorum.

It was confirmed that fifteen (15) members of the Community, who represent 100% of the associates, were present. Therefore, in accordance with the bylaws of the Comunidad Minera, hereinafter to also be known as Guayabales, the Meeting may proceed.

3) ...

4)...

5) Reading and approval of the Mercer Gold Proposal

Immediately afterwards, Mr. Jhon Cesar Gomez Garcia presented a proposal by the multinational Mercer Gold, showing interest in carrying out exploration in the area and for this purpose, the proposal was read and explained by the aforementioned who explained the conditions under which the work would be carried out. After an intense debate, the Meeting decided to enter into an Agreement with Mercer Gold as it would be a good opportunity to improve and expand the mining project which would allow the development and well-being of the region.

As we all know, stated the President, the Comunidad is facing a very serious economic crisis, which hampers the improvement, development and sustainability. An agreement with the Company will allow the Community to continue with tunnel maintenance and rehabilitation, and which will provide work and well-being to people in the region. It is for this reason that the members unanimously decided to accept the Mercer Gold Proposal.

Once the Mercer Gold Proposal was approved, the President underscored the need to continue with the Mining Project of tunnel maintenance and rehabilitation, for which he thinks is necessary to finance such work with the financial support that the Community will receive from Mercer Gold.

6) ...

7)...

8)...

... Once the Agenda was fully addressed, all the proposals were opened to debate and unanimously approved by all the members.

After a short recess in order to draft this Minutes, the Agenda was fully addressed at twelve thirty in the afternoon (12:30 pm), the Ordinary General Meeting was concluded on 07 September 2009. The minutes were opened for discussion and unanimously approved by all the members in attendance.

[Signed]
RUBEN DARIO GASPAR TREJOS
President

[Signed]
LUIS CARLOS RAMOS A.
Secretary